Exhibit 10.31
Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made. The marked information has been redacted because it is both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
PINNACLE REPOWERING PARTNERSHIP LLC
a Delaware Limited Liability Company
Dated as of February 26, 2021
THE SECURITIES (MEMBERSHIP INTERESTS) REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY SECURITIES OR BLUE SKY LAWS OF ANY STATE OR JURISDICTION. THEREFORE, THE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNTIL A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR THE APPLICABLE STATE SECURITIES OR BLUE SKY LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD TO THE PROPOSED TRANSFER, OR UNLESS REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT OR BLUE SKY LAWS IS NOT REQUIRED IN CONNECTION WITH THE PROPOSED TRANSFER.

SECOND AMENDED & RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
PINNACLE REPOWERING PARTNERSHIP LLC

ANNEXES, SCHEDULES AND EXHIBITS:
[***]

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
PINNACLE REPOWERING PARTNERSHIP LLC
THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF PINNACLE REPOWERING PARTNERSHIP LLC, dated as of February 26, 2021 (this “Agreement”), is made and entered into by and between CWEN Pinnacle Repowering Holdco LLC, a Delaware limited liability company (the “Initial Class A Member”), as a Class A Member, and CWSP Pinnacle Holding LLC, a Delaware limited liability company (the “Initial Class B Member”), as a Class B Member, and amends and restates in its entirety that certain Limited Liability Company Agreement of Pinnacle Repowering Partnership LLC, dated as of April 17, 2020, by and between the Initial Class A Member and the Initial Class B Member (the “Original LLC Agreement”). Capitalized terms used herein shall have the meanings assigned to them in Section 1.1 hereof.
RECITALS
A.    PINNACLE REPOWERING PARTNERSHIP LLC, a Delaware limited liability company (the “Company”), was formed pursuant to the Act on February 7, 2020, by virtue of its Certificate of Formation (the “Delaware Certificate”) filed with the Secretary of State of the State of Delaware. From its formation until the date of the Original LLC Agreement, the Company was governed by that Limited Liability Company Agreement of the Company, dated as of February 7, 2020, which was amended and restated by the Original LLC Agreement.
B.    The Company owns 100% of the equity interests in Pinnacle Repowering Partnership Holdco, LLC, a Delaware limited liability company (“Borrower”).
C.    The Borrower owns 100% of the equity interests in Pinnacle Repowering Tax Equity Holdco LLC (“Pinnacle Holdco”), a Delaware limited liability company.
D.    Clearway Energy Operating LLC, a Delaware limited liability company (the “Class A Member Guarantor”) indirectly owns 100% of the equity interests in (a) the Initial Class A Member and (b) Tapestry Wind, LLC, a Delaware limited liability company (“Tapestry Wind”), which owns 100% of the equity interests in Pinnacle Wind, LLC, a Delaware limited liability company (“Pinnacle Project Company”), which owns, operates and maintains a wind project generating facility described herein as the Pinnacle Project.
E.    The Company, through its subsidiaries, intends to repower the Pinnacle Project.
F.    The Borrower plans to arrange the Repowering Construction Financing for the Pinnacle Project secured by all of the assets of the Borrower, including the Pinnacle Project and the Safe Harbor Equipment. The proceeds of the Repowering Construction Financing will be used to finance the development, construction and repowering of the Pinnacle Project.
G.    The Borrower expects to enter into a tax equity financing with one or more tax equity investors (collectively, the “Tax Equity Investor”), pursuant to which, on the Tax Equity

4158-2461-8283.6

Funding Date, the Tax Equity Investor shall make a capital contribution to Pinnacle Holdco and the Borrower shall cause Pinnacle Holdco to issue Class A membership interests to the Tax Equity Investor, [***].
H.    The Members desire to enter into this Agreement to describe their respective rights and obligations as members of the Company.
NOW, THEREFORE, in consideration of the premises and the mutual undertakings contained herein, the parties hereto hereby agree to amend and restate the Original LLC Agreement in its entirety, as follows:
ARTICLE 1.
DEFINITIONS
Section a.Certain Definitions.
The following initially capitalized terms, as and when used in this Agreement, shall have meanings set forth below:
“Act” means the Delaware Limited Liability Company Act, 6 Del. Code §§18-101 et seq., as amended from time to time, and any successor to such statutes.
“Additional Repowering Project Document” means, collectively, any Contract (or series of related Contracts) entered into by the Company or Pinnacle Project Company or any other subsidiary of the Company subsequent to the Effective Date.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in the Capital Account established and maintained for such Member, as the same is specially computed as of the end of the Taxable Year after giving effect to the following adjustments:
(a)    Credit to such Member’s Capital Account any amounts (including unpaid Capital Contributions expected to be paid by the end of the relevant tax year) which such Member is obligated to contribute to the Company or to restore pursuant to Section 12.3 of this Agreement or is deemed obligated to restore pursuant to the penultimate sentences in Treasury Regulations Sections 1.704 2(g)(1) and 1.704 2(i)(5), and
(b)    Debit to such Member’s Capital Account any items described in Treasury Regulations Sections 1.704 1(b)(2)(ii)(d)(4), (5) and (6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704 1(b)(2)(ii)(d) and shall be interpreted consistently with the Treasury Regulations.
“Adjusted Deficit Capital Account Balance” has the meaning set forth in Section 12.3(b).

“Adjusted EBITDA” means EBITDA adjusted for mark-to-market gains or losses, asset write offs and impairments, and factors which the Company does not consider indicative of future operating performance.
“Advisors” is defined in Section 7.7(a).
“Affiliate” means, with respect to any designated Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such designated Person. Any Person shall be deemed to be an Affiliate of any specified Person if such Person owns more than fifty percent (50%) of the voting securities of the specified Person, if the specified Person owns more than fifty percent (50%) of the voting securities of such Person, or if more than fifty percent (50%) of the voting securities of the specified Person and such Person are under common Control. Notwithstanding anything to the contrary herein, the Class A Member and the Class B Member shall not be considered Affiliates for purposes of this Agreement.
“After-Tax Basis” means, with respect to any payment to be actually or constructively received by any Person, the amount of such payment (the “base payment”) supplemented by a further payment (the “additional payment”) to that Person so that the sum of the base payment plus the additional payment shall, after deduction of the amount of all federal income taxes required to be paid by such Person (or, in the case of a Person that is either a disregarded entity, partnership or other through entity for income tax purposes, the ultimate taxpayer(s) with respect to such entity) in respect of the receipt or accrual of the base payment and the additional payment, using an assumed rate equal to the Highest Marginal Rate (and ignoring state and local taxes), taking into account any federal income tax savings realized (or likely to be realized in the future as a result of such base payment) by the recipient as a result of the payment or the event giving rise to the payment, using an assumed rate equal to the Highest Marginal Rate, equals the amount required to be received.
“After-Tax IRR” means, with respect to the Holder of a Class A Unit and at the time of any determination, the annual effective discount rate (calculated and compounded on a daily basis using the Microsoft Excel XIRR function on all after tax cash flows) which sets A equal to B, where A is the sum of (a) the present value of all Cash Distributions in respect of such Class A Unit, plus (b) the present value of all Tax Benefits in respect of such Class A Unit, plus (c) the present value of all indemnity payments (net of any tax gross-up payments) received in respect of such Class A Unit, that compensate for loss of any item listed in the foregoing clauses (a) and (b), minus (d) the present value of all Tax Costs in respect of such Class A Unit; and B is the present value of the Class A Investment.
“Agreement” is defined in the introductory paragraph.
“Anti-Corruption Laws” means (a) anti-bribery or anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act 2010, and (b) Laws relating to financial record keeping and reporting, currency transfer and money laundering, including, as applicable, the US PATRIOT Act of 2001 and all “know your customer” rules and other applicable regulations.

“Approved Budget” means the annual operating budget prepared and approved (or deemed approved) by the Members in accordance with Section 6.7.
“Assets” means all right, title and interest of a Person in land, properties, buildings, improvements, fixtures, foundations, assets and rights of any kind, whether tangible or intangible, real, personal or mixed, including contracts, leases, easements, equipment, systems, books, data, reports, studies and records, proprietary rights, intellectual property, Licenses and Permits, rights under or pursuant to all warranties, representations and guarantees, cash, accounts receivable, deposits and prepaid expenses.
“Available Cash Flow” means, with respect to any Distribution Date, the gross cash receipts from the operations of the Company (including amounts received by the Company from the Pinnacle Project Company and any other subsidiaries of the Company, and including sales and dispositions of Assets of the Company, the Pinnacle Project Company or any other subsidiary of the Company), insurance payments, warranty payments, cash previously reserved, and all Capital Contributions received from Members during the period from the last cash distribution to such Distribution Date, less the portion thereof used to pay, or establish reserves for, all expenses of the Company and of the Pinnacle Project Company, including Company Reimbursable Expenses and the cost to develop and construct the Pinnacle Project.
“Bankrupt” means, with respect to any Person: (a) that such Person (i) files in any court pursuant to any statute of the United States or of any state a voluntary petition in bankruptcy or insolvency, (ii) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law or the appointment of a receiver or a trustee of all or a material portion of such Person’s Assets, (iii) makes a general assignment for the benefit of creditors, (iv) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in (i) through (iv), (vi)     admits in writing its inability to pay its debts as they fall due, or (vii) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of any material portion of its Assets; or (b) a petition in bankruptcy or insolvency, or a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced against such Person, and sixty (60) days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and sixty (60) days have expired without the appointment’s having been vacated or stayed, or sixty (60) days have expired after the date of expiration of a stay, if the appointment has not previously been vacated; or (c) if a Member, the whole or any material portion of such Person’s Membership Interest is levied or attached, and such levy or attachment is not released or discharged within sixty (60) days.
“Base Case Model” means the financial model attached as Exhibit A hereto.
“Borrower” is defined in the recitals to this Agreement.

“Business Day” means any day except Saturday, Sunday and any day that is a legal holiday in New York City or a day on which banking institutions are authorized or required by Law or other government action to close in New York City.
“Capital Account” means the capital account established and maintained for a Member pursuant to Section 4.1.
“Capital Contribution” means any cash or the initial Value of any other property (net of liabilities secured by such property that the Company is considered to assume or take subject to under Code Section 752) that a Member directly or indirectly contributes to the Company with respect to the Units held or purchased by such Member, including any capital contributions made by such Member pursuant to Article III hereof, and any reference to the Capital Contributions of a Member shall include the Capital Contributions of any predecessor Holder of the Member’s Units.
“Cash Distributions” means distributions to the Holder of Class A or Class B Units made on any Distribution Date or date of distribution of liquidation proceeds (or to be made on the Distribution Date or date of distribution of liquidation proceeds as of which date the After-Tax IRR is being determined).
“CAFD Yield” means the Class A Member CAFD divided by the Class A Investment.
“Certified Public Accountant” means a firm of independent public accountants (a) that is one of Ernst & Young, Deloitte & Touche, PricewaterhouseCoopers or KPMG LLP, as selected from time to time by the Manager or (b) with respect to any other firm, as selected from time to time with the Consent of the Members.
“Class A Claim” is defined in Section 11.1(a).
“Class A Distribution Percentage” means 85%, as may be adjusted on the Tax Equity Funding Date, in each case, as specified on Exhibit D.
“Class A DRO Amount” means $[***] on the Effective Date, and from and after the Effective Date means $[***] unless such amount is increased by Consent of the Members.
“Class A Interest” means, with respect to any Class A Member: (a) that Class A Member’s status as a Class A Member; (b) that Class A Member’s share of Company Items and the right to receive distributions from the Company; (c) all other rights, benefits and privileges enjoyed by that Class A Member (under the Act, this Agreement, or otherwise) in its capacity as a Class A Member, including that Class A Member’s right to vote, consent and approve and otherwise to participate in the management of the Company, to the extent provided in this Agreement; and (d) all obligations, duties and liabilities imposed on that Class A Member (under the Act, this Agreement or otherwise) in its capacity as a Class A Member, including any obligations to make Capital Contributions.
“Class A Investment” means the Capital Contributions of the Class A Members, which for the avoidance of doubt shall take into account (i) an increase for the Value of the Pinnacle Project when contributed as specified in Section 3.3, (ii) a decrease for any distributions to the

Class A Member from the Effective Date through the earlier of the Tax Equity Funding Date or the Outside Tax Equity Funding Date and (iii) an increase for the Incremental Class A Investment.
“Class A Member” means each Member holding a Class A Interest.
“Class A Member After-Tax Cash-Flow” means, with respect to the Holder of a Class A Unit for a specified period, an amount equal to (a) the Cash Distributions in respect of such Class A Unit, plus (b) the Tax Benefits in respect of such Class A Unit, minus (c) all Tax Costs in respect of such Class A Unit, in each case as projected in the Base Case Model.
“Class A Member CAFD” means [***].
“Class A Member Guarantor” is defined in the recitals to this Agreement.
“Class A Member Guaranty” means a guaranty substantially in the form attached hereto as Exhibit F made by the Class A Member Guarantor.
“Class A Party” is defined in Section 11.1(a).
“Class A TE Guaranty” is defined in Section 3.3(f)(C).
“Class A TE Obligation” means an obligation of the Company, a Tax Equity Entity or the Pinnacle Project Company under a Tax Equity Document that has arisen or has accrued (a) in respect of an event or circumstance that occurred prior to the Tax Equity Funding Date (other than in connection with the repowering of the Pinnacle Project) or (b) as a result of a failure of the Class A Member to make the Incremental Class A Investment.
“Class A Unit” means a unit representing a Class A Interest having the rights, preferences and designations provided for such class in this Agreement.
“Class B Claim” is defined in Section 11.1(b).
“Class B Distribution Percentage” means [***]% minus the Class A Distribution Percentage.
“Class B DRO Amount” means $[***] on the Effective Date, and from and after the Effective Date means $[***] unless such amount is increased by Consent of the Members.
“Class B Interest” means, with respect to any Class B Member: (a) that Class B Member’s status as a Class B Member; (b) that Class B Member’s share of Company Items, and the right to receive distributions from the Company; (c) all other rights, benefits and privileges enjoyed by that Class B Member (under the Act, this Agreement, or otherwise) in its capacity as a Class B Member, including that Class B Member’s right to vote, consent and approve and otherwise to participate in the management of the Company to the extent provided in this Agreement; and (d) all obligations, duties and liabilities imposed on that Class B Member (under the Act, this Agreement or otherwise) in its capacity as a Class B Member, including any obligations to make Capital Contributions.

“Class B Member” means each Member holding a Class B Interest.
[***].
[***].
“Class B Party” is defined in Section 11.1(b).
“Class B TE Obligation” means an obligation of the Company, a Tax Equity Entity or the Pinnacle Project Company under a Tax Equity Document that has arisen or has accrued in respect of an event or circumstance in connection with the repowering of the Pinnacle Project, other than as a result of a failure of the Class A Member to make the Incremental Class A Investment.
“Class B Unit” means a unit representing a Class B Interest having the rights, preferences and designations provided for such class in this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any corresponding provisions of any successor tax statute.
“Company” is defined in the recitals to this Agreement.
“Company Items” means the separate items of income, gain, loss, deduction and credit of the Company for purposes of subchapter K of the Code, as determined for Capital Account maintenance purposes consistent with the principles of Treasury Regulations Section 1.704 1(b)(2)(iv).
“Company Minimum Gain” has the meaning given the term “partnership minimum gain” set forth in Treasury Regulations Section 1.704 2(b)(2) and will be determined as provided in Treasury Regulations Section 1.704 2(d).
“Company Reimbursable Expenses” means (a) all reasonable and documented Third Party costs and expenses incurred in the ordinary course of business by the Manager on behalf of the Company in performing the duties hereunder or relating to the Company’s activities and business, including all reasonable and documented costs and expenses incurred for legal, accounting and auditing fees paid or payable to Third Parties in accordance with this Agreement, in each case, as provided for in the Approved Budget, but excluding such costs and expenses attributable to (i) the gross negligence, willful misconduct or fraud of, or violation of Law by, the Manager, (ii) the Manager’s failure to abide by the provisions of this Agreement that apply to the Manager, (iii) a breach of this Agreement by the Member who owns or controls the Manager, or (iv) a breach by a Member or its Affiliate of a Transaction Document to which such Member or its Affiliate is a party if such Member is, or is an Affiliate of, the Manager, and (b) the costs of liquidation as described in Section 12.2(a).
“Competitor” means any Person (other than Global Infrastructure Management LLC and its Affiliates) directly or indirectly engaged in owning, managing, operating, maintaining or developing facilities utilizing wind power for the production of electricity for sale to others; provided that a Person who is involved in owning, managing, developing, maintaining or operating such facilities solely as a result of such Person, directly or through an Affiliate, making passive investments in such facilities shall not be considered a “Competitor” hereunder so long as such Person certifies in a manner reasonably acceptable to the Class B Members that it has in place procedures to prevent any Affiliate of such Person that is not a passive owner, manager, operator, maintenance provider or developer from acquiring confidential information relating to its investment in the Company.
“Confidential Information” is defined in Section 7.7(a).
“Consent of the Class A Members” means the written consent or approval of the Class A Members who own in the aggregate more than fifty percent (50%) of the Class A Units.
“Consent of the Class B Members” means the written consent or approval of the Class B Members who own in the aggregate more than fifty percent (50%) of the Class B Units.
“Consent of the Members” means both the Consent of the Class A Members and the Consent of the Class B Members.
“Construction Budget” means the construction budget (including sources and uses) to be agreed by the Members, and approved by the lenders, in connection with the Repowering Construction Financing, as the same may be amended or modified in accordance with this Agreement.
“Construction Class B Investment” is defined in Section 3.3(d).
“Contracts” means contracts, agreements, leases, licenses, notes, indentures, obligations, reinsurance treaties, bonds, mortgages, instruments, and other binding commitments, arrangements, undertakings and understandings (whether written or oral).
“Control” and the terms “Controlled by” and “under common Control” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.
“Credit Support Obligations” means the terms in any Repowering Financing Document or Tax Equity Document or other agreements or arrangements that would, in order to make such Repowering Financing Document or Tax Equity Document or other agreement or arrangement effective or not to cause a default or potential default thereunder, require Members or their Affiliates to provide credit support to the Company, the Pinnacle Project Company, any other subsidiary of the Company or any of their financing parties or in respect of any other obligation of the Company, the Pinnacle Project Company or any other subsidiary of the Company, or any of their financing parties through any equity contribution agreement, guarantee, standby letter of credit, cash collateral or similar arrangement.
“Damages” is defined in Section 11.1(a).
“Delaware Certificate” is defined in the recitals to this Agreement.

“Depreciation” means, for each Taxable Year, an amount equal to the depreciation, amortization (including pursuant to Code Sections 197 and 709) or other cost recovery deduction allowable for federal income tax purposes with respect to an Asset for such period, except that if the Value of any Asset differs from its adjusted basis for federal income tax purposes at the beginning of such period, Depreciation shall be an amount which bears the same ratio to such beginning Value as the federal income tax depreciation, amortization or other cost recovery deduction allowable for such Taxable Year bears to such beginning adjusted tax basis; provided, however, that if such Asset has a zero beginning adjusted basis for such Taxable Year, Depreciation shall be determined with reference to such beginning Value using any method selected by the Manager with the Consent of the Members.
“Disqualified Entity” means an entity that is referred to in Section 50(b)(3) or 50(b)(4) of the Code, provided, that if any indirect owner owns its indirect interest through a taxable C corporation (as defined in the Code), but excluding any entity that is a “tax exempt controlled entity” defined in Section 168(h)(6)(F)(iii) of the Code, then such Person will not be deemed to be a Disqualified Entity.
“Disqualified Transferee” means (a) any Person that is, or whose Affiliate is, then a party adverse in any pending or threatened (in writing or other reasonably satisfactory evidence of such threat) action, suit or proceeding to the Company or any Member or an Affiliate thereof, if the Company (with the Consent of the Members) or such Member (in its sole and absolute discretion), as applicable, shall not have consented to the Transfer to such Person; provided, however, that any foreclosure upon any Membership Interests pursuant to an Encumbrance permitted hereunder shall not be an action, suit or proceeding for the purposes of this clause (a), (b) with respect to any Transfer of a Class A Interest, a Person that is, or whose Affiliate is, a Competitor, (c) a Related Party or a Disqualified Entity, (d) a Person who is, or who is an Affiliate of any Person that is, then Bankrupt, or (e) a Person who, or is an Affiliate of any Person who, is a Sanctioned Person, in each case, other than an existing Member.
“Distribution Date” means each day that is five (5) Business Days following a distribution of cash to the Company from a subsidiary of the Company; provided that there shall be at least one Distribution Date per month.
“EBITDA” means earnings before interest, tax, depreciation and amortization of the Company.
“Effective Date” means the date of this Agreement.
“Encumbrances” means encumbrances, liens, pledges, charges, collateral assignments, options, mortgages, warrants, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), assessments, easements, variances, purchase rights, rights of first refusal, reservations, encroachments, irregularities, deficiencies, defaults, defects, adverse claims, interests, and other matters of every type and description whatsoever, whether voluntary or involuntary, choate or inchoate or imposed by Law, agreement (including any agreement to give any of the foregoing or any conditional sale or other title retention agreement), understanding, or otherwise, and whether or not of record, impairing or affecting the title to real or personal property (including membership interests), and “Encumber” means any action or inaction creating an Encumbrance.
“Energy Regulatory Approvals” means any License and Permit issued by or filed with an Energy Regulatory Authority that is required to be maintained by the Pinnacle Project or the Pinnacle Project Company.
“Energy Regulatory Authority” a Governmental Authority with jurisdiction over public utilities, energy or any similar subject matter.
“Environmental Law” means any Law imposing liability, standards or obligations of conduct concerning pollution or protection of human health and safety (including the health and safety of workers under the U.S. Occupational Safety and Health Act of 1970 (29 U.S.C. §§ 651 et seq.)), flora and fauna, any Environmental Media, including (a) any Law relating to any actual or threatened emission, discharge, release, manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any hazardous waste (as defined by 42 U.S.C. § 6903(5)), hazardous substance (as defined by 42 U.S.C. § 9601(14)), hazardous material (as defined by 49 U.S.C. § 5102(2)), toxic pollutant (as listed pursuant to 33 U.S.C. § 1317), or pollutant or contaminant (as pollutant or contaminant is defined in 42 U.S.C. § 9601(33)), any oil (as defined by 33 U.S.C. § 2701(23)); and (b) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.) and the Endangered Species Act of 1973 (16 U.S.C. 1531 et seq.) with any amendments or reauthorization thereto or thereof, and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents.
“ERISA” is defined in Section 8.10(h).
“EWG” means “exempt wholesale generator” as defined in Section 1262(6) of PUHCA and the implementing regulations of FERC.
“Fair Market Value” means, with respect to any Asset, the price at which the Asset would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell, and both having reasonable knowledge of the relevant facts, and specifically with respect to the Pinnacle Project or any Membership Interest.
“FERC” means the Federal Energy Regulatory Commission and any successor agency.
“Final Completion” means the completion of all relevant construction milestones for the repowering of the Pinnacle Project under the Repowering Project Documents, including completion of all performance testing and punch list items.
“Financing Required Capital Contribution” means, with respect to any Member, any Subsequent Capital Contribution required from such Member in accordance with the terms of the Repowering Financing Documents or the Tax Equity Documents in addition to the terms of this Agreement, including (if applicable) in respect of the Construction Class B Investment, the Incremental Class A Investment and the Incremental Class B Investment.

“Fiscal Quarter” means the calendar quarters each ended March 31st, June 30th, September 30th and December 31st during each Fiscal Year.
“Fiscal Year” means (a) the period commencing on the Effective Date and ending on the immediately succeeding December 31, (b) any subsequent calendar year, and (c) the final Fiscal Year of the Company shall end on the date on which the Company is terminated under Article XII hereof.
“Funding Notice” is defined in Section 3.4(a).
“GAAP” means United States generally accepted accounting principles, as amended, consistently applied.
“Good Management Standard” means that a Person will perform its management functions in good faith and in a manner it reasonably believes to be in the best interests of the Company. Good Management Standard is not intended to be limited to a single set of practices, methods and acts; provided, however, that under no circumstances shall the Good Management Standard be construed to allow a Person to be held to a lesser standard than is required under applicable Law.
“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, court, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing, any Taxing Authority and any electric reliability organization, regional transmission organization or independent system operator or any successor thereto.
“Highest Marginal Rate” means, with respect to any Member, the then highest marginal federal income tax rate applicable to corporations.
“Holder” means, as to a Class A Unit, the Class A Member holding such Class A Unit, and, as to a Class B Unit, the Class B Member holding such Class B Unit.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Incremental Class A Investment” is defined in Section 3.3(e)(i).
“Incremental Class A Investment Cap” means $66,641,185.88.
“Incremental Class A Investment Cap (Base Only)” means the Incremental Class A Investment Cap, plus $1,472,260.00.
“Incremental Class B Investment” is defined in Section 3.3(e)(iii).
“Incremental Class B Investment Cap” is defined in Section 3.3(e)(iii).
“Indebtedness” means indebtedness for borrowed money and any lease of any property as lessee the obligations of which are required to be classified or accounted for as a capital lease on the balance sheet of the applicable Person, off-balance sheet leases, but expressly does not include short-term (i.e., less than one (1) year in maturity) trade payables incurred in the ordinary course of business.
“Indemnified Party” is defined in Section 11.1(b).
“Indemnifying Member” is defined in Section 11.2.
“Indemnity Claim” is defined in Section 11.1(b).
“Initial Class A Member” means is defined in the introductory paragraph.
“Initial Class B Member” means is defined in the introductory paragraph.
“Initial Capital Contribution” means a Capital Contribution made on the Effective Date.
“Intent Notice” is defined in is defined in Section 9.6(d).
“Investment Documents” means this Agreement and any other documents entered into by the Company in connection with the Members acquiring and maintaining their Membership Interests in the Company.
“Investment Grade” means a credit rating of “BBB-” or higher by Standard & Poor’s, “Baa3” or higher by Moody’s Investors Service or an equivalent rating by a nationally recognized rating agency.
“IRS” means the Internal Revenue Service and any successor Governmental Authority.
“Law” means any applicable constitution, statute, law, ordinance, regulation, rate, ruling, order, judgment, legally binding guideline, restriction, requirement, writ, injunction or decree that has been enacted, issued or promulgated by any Governmental Authority.
“Licenses and Permits” means filings and registrations with, and licenses, permits, notices, approvals, grants, easements, exemptions, variances and authorizations from, any Governmental Authority.
“Liquidating Events” is defined in Section 12.1(a).
“Manager” means the Person appointed by the Members pursuant to Article VI to manage the affairs of the Company and any other Person hereafter appointed as a successor Manager of the Company as provided in Article VI. Pursuant to its appointment by the Members in Section 6.1, the Initial Class A Member shall be the initial Manager of the Company.
“Master Services Provider” means [***], a Delaware limited liability company. For purposes of this Agreement the Master Services Provider shall be considered an Affiliate of the Class B Member but not an Affiliate of the Class A Member.
“Material Adverse Effect” means any act, event, condition or circumstance that, individually or in the aggregate, is, or could reasonably be expected to be, materially adverse to the business, earnings, Assets, liabilities (contingent or otherwise), results of operations, prospects, condition (financial or otherwise) or properties of the Pinnacle Project Company or any other subsidiary of the Company, or on the ability of the Pinnacle Project Company or any other subsidiary of the Company to timely perform any of its respective obligations under any Transaction Document to which it is a party or the legality, validity, binding effect or enforceability of any such Transaction Document.
“Member” means any Person who executes the signature page of this Agreement as of the Effective Date or thereafter agrees to be bound hereby and is admitted to the Company as a Member pursuant to this Agreement, excluding any Person that has ceased to be a Member.
“Member Loan” is defined in Section 3.4(a).
“Member Nonrecourse Debt” has the meaning given the term “partner nonrecourse debt” in Treasury Regulations Section 1.704 2(b)(4).
“Member Nonrecourse Debt Minimum Gain” has the meaning given the term “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704 2(i)(2), and will be computed as provided in Treasury Regulations Section 1.704 2(i)(3).
“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Sections 1.704 2(i)(1) and 1.704 2(i)(2).
“Membership Interest” means either the Class A Interest or the Class B Interest or both, as the context requires.
“Moody’s” means Moody’s Investor Service, or any successor entity.
“Nonrecourse Deductions” has the meaning given to such term in Treasury Regulations Sections 1.704 2(b)(1) and 1.704 2(c).
“Nonrecourse Liability” has the meaning given such term in Treasury Regulations Section 1.704 2(b)(3).
“NPV” means the value in the cell ‘Transaction Summary’!D18” in the Base Case Model.
“Officers” is defined in Section 6.4.
“Original LLC Agreement” is defined in the preamble to this Agreement.
“Outside Admission Date” is defined in Section 9.8.
“Partnership Representative” is defined in Section 8.7(a).
“Party” means the Class B Member, the Company or the Class A Member, as the context requires.
“Permitted Investments” is defined in Section 8.5.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, joint venture, a labor union, a trust or any other entity or organization, including a Governmental Authority.
“Pinnacle Holdco” is defined in the recitals to this Agreement.
“Pinnacle Project” means the wind-powered electricity generation facility located in Mineral County, West Virginia, with a nameplate rating of 53.7 MW, known as the “Pinnacle” project, including the turbines and related equipment, buildings, collection lines, substation, and other improvements related thereto.
“Pinnacle Project Company” is defined in the recitals to this Agreement.
“Posting Notice” is defined in Section 3.5(a).
“Preliminary Intent Notice” is defined in is defined in Section 9.6(d).
“Pre-Tax IRR” means, with respect to the Holder of a Class A Unit and at the time of any determination, the annual effective discount rate (calculated and compounded on a daily basis using the Microsoft Excel XIRR function on all pre-tax cash flows) which sets A equal to B, where A is the sum of (a) the present value of all Cash Distributions in respect of such Class A Unit, plus (b) the present value of all indemnity payments received in respect of such Class A Unit, that compensate for loss of any item listed in the foregoing clauses (a) and (b); and B is the present value of the Class A Investment.
“PTCs” mean the renewable energy production tax credits provided for pursuant to Section 45 of the Code.
“PUHCA” means the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451, et seq. and the regulations of the FERC thereunder at 18 C.F.R. §§ 366.1, et seq.
“Purchase Option” is defined in Section 9.6.
“Purchase Option Period” is defined in Section 9.6(a).
“Purchase Option Price” is defined in Section 9.6(a).
“Qualified Transferee” means a nationally recognized Person (or a direct or indirect subsidiary of a Person): (a) that, with respect to an Encumbrance on a Class B Unit, (i) owns and manages or operates (before giving effect to any Transfer hereunder) not less than [***] of wind projects in the United States (excluding the Pinnacle Project), and such Person (or such Person’s direct or indirect Parent) must have done so for a period of [***] prior to the Transfer or (ii) engages a Person (at its own cost and expense) meeting the qualifications of clause (i) above to act as a non-member manager hereunder, and (b) that (i) has a credit rating of [***], and such parent provides a guaranty in favor of the Members not party to such Encumbrance, in form and substance reasonably acceptable to such Members.
“RECs” means any credits, credit certificates, green tags or similar environmental or green energy attributes (such as those for greenhouse reduction or the generation of green power or renewable energy) created by a Governmental Authority or independent certification board or group generally recognized in the electric power generation industry, and generated by or associated with the Pinnacle Project or electricity produced therefrom, but excluding PTCs or any other tax benefits.
“Reference Rate” means the rate of interest published in The Wall Street Journal as the prime lending rate or “prime rate”, with adjustments in that varying rate to be made on the same date as any change in that rate is so published.
“Register” is defined in Section 2.8.
“Regulatory Allocations” is defined in Section 4.3(i).
“Related Party(ies)” means any Person who is considered for federal income tax purposes to be purchasing electricity generated by the Pinnacle Project Company and who is related to the Pinnacle Project Company within the meaning of Section 267(b) or Section 707(b) of the Code or any successor provision, but excluding any Person that so purchases electricity generated by the Pinnacle Project Company to the extent such Person resells the electricity to another Person who is not related to the Pinnacle Project Company within the meaning of Section 267(b) or Section 707(b) of the Code or any successor provision.
“Repowering Capital Contribution” means the Incremental Class A Investment plus the Incremental Class B Investment.
“Repowering Construction Contract” means one or more engineering, procurement, construction, balance of plant or similar contracts for the repowering of the Pinnacle Project providing a scope of supply and work not otherwise provided under the Repowering TSA.
“Repowering Construction Financing” means one or more construction financing facilities that the Borrower intends to raise secured by all of the assets of the Borrower, the proceeds of which will be used to finance the development, construction and repowering of the Pinnacle Project using the Safe Harbor Equipment and to fund the Tapestry Prepayment Amount.
“Repowering Financing Documents” means, collectively, the definitive financing and security documents, executed and delivered in connection with the Repowering Construction Financing.
“Repowering Project Documents” means the Repowering TSA, Repowering Construction Contract, the agreements listed on Exhibit E and the Additional Repowering Project Documents.
“Repowering TSA” means [***].
“Representatives” is defined in Section 7.7(a).
“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor entity.
“Safe Harbor Equipment” means the equipment described on Annex II.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.
“Sanctions” mean (a) all U.S. and applicable international economic and trade sanctions and embargoes, including any sanctions or regulations administered and enforced by the U.S. Department of State, the U.S. Department of the Treasury (including the Office of Foreign Assets Control) and any executive orders, rules and regulations relating thereto, (b) all applicable Laws concerning exportation, including rules and regulations administered by the U.S. Department of Commerce, the U.S. Department of State or the Bureau of Customs and Border Protection of the U.S. Department of Homeland Security, and (c) any anti-boycott Laws, including any executive orders, rules and regulations.
“Securities” means, with respect to any Person, such Person’s capital stock or limited liability company interests or any options, warrants or other securities which are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock or limited liability company interests, whether or not such derivative securities are issued by such Person, and any reference herein to “Securities” refers also to any such derivative securities and all underlying securities directly or indirectly issuable upon conversion, exchange or exercise of such derivative securities.
“Securities Act” means the Securities Act of 1933 or any successor statute, as amended from time to time.
“SNL ATC Forward” means S&P Global’s “around-the-clock” weighted average blend of on- and off-peak energy pricing forecasted for a given year.
[***]
“Specified Share” means: (a) for the Class A Members, the Class A Distribution Percentage; and (b) for the Class B Members, the Class B Distribution Percentage.
“Subsequent Capital Contribution” means, with respect to a Member, any Capital Contribution by such Member to the capital of the Company other than any Initial Capital Contribution pursuant to Section 3.1 and Section 3.2. For the avoidance of doubt, Subsequent Capital Contributions shall include the Construction Class B Investment and the Repowering Capital Contributions.
“Support Obligations” is defined in Section 3.5(a).
“Support Obligation Notice” is defined in Section 3.5(a).

“Tapestry Indebtedness” means Indebtedness under that certain Credit Agreement, dated as of [***], by and among Tapestry Wind LLC, [***] and the other lenders party thereto.
“Tapestry Prepayment Amount” is defined in Section 3.3(c).
“Tapestry Wind” is defined in the recitals to this Agreement.
“Tax” or “Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state or local or foreign taxing authority, including, but not limited to, income, excise, ad valorem, real or personal property, sales, transfer, franchise, payroll, withholding, social security, gross receipts, license, stamp, occupation, employment or other taxes, including any interest, penalties or additions attributable thereto.
“Tax Benefits” means, with respect to a Class A Unit, the periodic federal income tax savings resulting from (a) the distributive share of PTCs allocated by the Company to the Holder of such Class A Unit, and (b) the distributive share of tax losses and deductions allocated by the Company to the Holder of such Class A Unit, in each case, as such federal income tax savings is determined in accordance with the Base Case Model.
“Tax Costs” means, with respect to a Class A Unit, the periodic federal income tax liability (after taking into account any suspended losses of the Class A Members under Section 704(d)) resulting from (a) the distributive share of taxable income and gain allocated by the Company to the Holder of such Class A Unit (including expected chargebacks of Company Minimum Gain pursuant to Section 4.3(a), expected chargebacks of Member Nonrecourse Debt Minimum Gain pursuant to Section 4.3(b), and expected allocations of Items of income pursuant to the first sentence of Section 12.2(a)(v)), and (b) any gain recognized by such Holder under Sections 731(a) of the Code from Cash Distributions in respect of such Class A Unit, in each case, as such federal income tax liability is determined in accordance with the Base Case Model.
“Tax Equity Documents” means that certain Equity Capital Contribution Agreement, to be entered into by and among Borrower, Pinnacle Holdco and the Tax Equity Investor in connection with the Tax Equity Financing (the “ECCA”), and related documentation that reflect the terms and conditions of the Tax Equity Financing, including the Beginning of Construction and Repowering Information Certificate (Closing Date) and the Beginning of Construction and Repowering Information Certificate (Funding Date) (each, as defined in the ECCA).
“Tax Equity Entity” means the Borrower and Pinnacle Holdco.
“Tax Equity Financing” means a tax equity investment to be made on the Tax Equity Funding Date by the Tax Equity Investor.
“Tax Equity Funding Date” means the date on which the Tax Equity Investor under the Tax Equity Documents will acquire ownership interests in Pinnacle Holdco.
“Tax Equity Investor” is defined in the recitals to this Agreement.
“Tax Return” means the Company’s federal income tax return for each Taxable Year, including Schedule K 1s .

“Taxable Year” means the taxable year of the Company for federal income tax purposes, which shall be (a) the period commencing on the Effective Date and ending on the immediately succeeding December 31, (b) any subsequent calendar year or (c) any portion of the period described in clause (a) or (b) for which the Company is required to allocate Company Items pursuant to Article IV or Section 12.2(a)(v).
“Taxing Authority” means, with respect to a particular Tax, the agency or department of any Governmental Authority responsible for the administration and collection of such Tax.
“Terminated Member” is defined in Section 9.7.
“Third Party” means a Person other than a Member or an Affiliate of a Member.
“Transaction” means the transactions contemplated and provided for in the Investment Documents.
“Transaction Documents” mean the Repowering Financing Documents, the Repowering Project Documents, and the Tax Equity Documents.
“Transfer” means the sale, transfer, assignment, conveyance, gift, exchange or other disposition of Class A Units or Class B Units (and the Membership Interests represented thereby), whether directly by the Member or indirectly, excluding the creation of an Encumbrance, but including any such sale, transfer, assignment, conveyance, gift, exchange or other disposition in connection with, or in lieu of, the foreclosure of an Encumbrance.
“Transferee” means a Person to which a Transfer is or would be made.
“Transferring Member” means the Member effecting a Transfer.
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury, as such regulations may be amended from time to time. All references herein to specific sections of the regulations shall be deemed also to refer to any corresponding provisions of succeeding regulations, and any reference to temporary regulations shall be deemed also to refer to any corresponding provisions of final regulations.
“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code in effect in the State of Delaware from time to time.
“Units” means either the Class A Units or the Class B Units or both, as the context requires.
“Value” means, with respect to any Asset of the Company, such Asset’s adjusted basis for federal income tax purposes, except as follows:
(a)    the initial Value of any Asset contributed by a Member to the Company shall be the gross fair market value of such Asset, as agreed to by the Members;
(b)    the Value of all Assets of the Company shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the

Members, in accordance with Treasury Regulations Section 1.704 1(b)(2)(iv)(f), as of the following times: (i) the acquisition of an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company Assets as consideration for the acquisition of a Membership Interest in the Company; (iii) the grant of a Membership Interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or a new Member acting in a Member capacity or in anticipation of being a Member; and (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704 1(b)(2)(ii)(g); provided that any adjustment described in clauses (i), (ii) or (iii) of this paragraph shall be made only upon the Consent of the Members;
(c)    the Value of any Asset distributed to any Member shall be adjusted to equal the gross fair market value of such Asset on the date of distribution (taking Code Section 7701(g) into account), as determined by the Consent of the Members; and
(d)    the Value of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704 1(b)(2)(iv)(m); provided, however, that the Value shall not be adjusted pursuant to this clause (d) to the extent the Members determine that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).
If the Value of an Asset has been determined or adjusted pursuant to clause (a), (b) or (d) of this definition, such Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Asset for purposes of determining Company Items and not by the depreciation, amortization, or other cost recovery deductions taken into account with respect to that asset for federal income tax purposes.
“Working Capital Loan” is defined in Section 3.4(a).
“Working Capital Notice” is defined in Section 3.4(a).
Section b.Other Definitional Provisions.
(i)Construction. As used herein, the singular shall include the plural, the masculine gender shall include the feminine and neuter and the neuter gender shall include the masculine and feminine unless the context otherwise indicates.
(ii)References. References to Articles and Sections are intended to refer to Articles and Sections of this Agreement, and all references to Annexes, Exhibits and Schedules are intended to refer to Annexes, Exhibits and Schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes. The terms “include,” “includes” and “including” mean “including, without limitation.” Any date specified for action that is not a Business Day shall mean the first Business Day after such date. Any reference to a Person shall be deemed to include such Person’s successors and permitted assigns. Any reference to any document or documents shall be deemed to refer to such document or documents as amended, modified, supplemented or replaced from time to time in accordance with the terms of such document or documents and, as applicable, the terms of this Agreement. References to laws refer to such laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law. The words “herein,” “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement. References to money refer to legal currency of the United States of America.
(iii)Accounting Terms. As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, will have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document will control.
ARTICLE 2.
THE COMPANY
Section a.Organization of Limited Liability Company.
The Class A Member of the Company is CWEN Pinnacle Repowering Holdco LLC and the Class B Member of the Company is CWSP Pinnacle Holding LLC. The Company was formed as a Delaware limited liability company by the filing of the Delaware Certificate pursuant to the Act. The rights and obligations of the Members shall be as provided in the Act, except as otherwise expressly provided herein. The Manager shall from time to time execute or cause to be executed all such certificates, instruments and other documents, and cause to be done all such filings and other actions, as the Manager may deem necessary or appropriate to operate, continue, or terminate the Company as a limited liability company under the laws of the State of Delaware and to qualify the Company to do business in all jurisdictions other than the State of Delaware in which the Company conducts or proposes to conduct business and in any other jurisdiction where such qualification is necessary or appropriate.
Section b.Name.
The name of the Company is, and the business of the Company shall be conducted under the name of, “Pinnacle Repowering Partnership LLC” or such other name or names as the Manager may designate from time to time, with the Consent of the Members. The Manager shall take any action that it determines is required to comply with the Act, assumed name act, fictitious name act, or similar statute in effect in each jurisdiction or political subdivision in which the Company conducts or proposes to conduct business and the Members agree to execute any documents reasonably requested by the Manager in connection with any such action.

Section c.Principal Office.
The Company shall maintain a principal office at 300 Carnegie Center, Suite 300, Princeton, NJ 08540. The Manager may change the principal office of the Company from time to time upon prior written notice to the Members. The Manager shall maintain all records of the Company at its principal office or such location designated by the Manager in a notice to the Members.
Section d.Registered Office; Registered Agent.
The name of the registered agent of the Company in the State of Delaware is CT Corporation System. The address of the Company’s registered office in the State of Delaware is at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.
Section e.Purposes.
The purpose of the Company is to directly or indirectly, through its ownership of the membership interests in the Tax Equity Entities and the Pinnacle Project Company, (a) capitalize the Company as provided in Article III and own the Pinnacle Project Company, (b) operate, maintain and repair the Pinnacle Project for the purpose of producing energy, capacity, ancillary services and RECs, (c) sell energy, capacity and ancillary services produced by the Pinnacle Project and to sell RECs generated from the Pinnacle Project, (d) develop, construct and repower the Pinnacle Project, (e) negotiate, execute, deliver and perform each Repowering Project Document in order to achieve the Tax Equity Funding Date, (f) raise Repowering Construction Financing and negotiate, execute, deliver and perform each Repowering Financing Document in order to pay for or reimburse costs associated with the development, construction, repowering and financing of the Pinnacle Project, (g) raise Tax Equity Financing and negotiate, execute, deliver and perform each Tax Equity Financing Document, (h) enter into, comply with and perform its obligations and enforce its rights under this Agreement and each other Transaction Document to which it is a party and to cause the Pinnacle Project Company or any other subsidiary of the Company to comply with, and perform its obligations and enforce its rights under each Transaction Document to which the Pinnacle Project Company or other subsidiary of the Company is a party; and (i) engage in and perform any and all activities necessary, incidental, related or appropriate to accomplish the foregoing that may be engaged in by a limited liability company formed under the Act. The Company shall not engage in any activity or own any Assets that are not directly related to the Company’s purpose as set forth in the first sentence of this Section 2.5.
Section f.Term.
The Company was formed on February 7, 2020, and shall continue in existence until dissolved and terminated in accordance with this Agreement or the Act.
Section g.Title to Property.
Title to Company Assets, whether tangible or intangible, shall be held in the name of the Company, and no Member, individually, shall have title to or any interest in such property by reason of being a Member. Membership Interests of each Member shall be personal property for all purposes.
Section h.Units; Certificates of Membership Interest; Applicability of Article 8 of UCC.
Membership Interests shall be represented by Units, divided into Class A Units (in the case of Class A Interest) and Class B Units (in the case of Class B Interest). The Membership Interests represented by Class A Units and Class B Units shall have the respective rights, powers and preferences ascribed to Class A Units and Class B Units in this Agreement. The class of Membership Interest of a Member shall be as provided in Annex I. The Members hereby specify, acknowledge and agree that all Units (and the Membership Interests represented thereby) are securities governed by Article 8 and all other provisions of the Uniform Commercial Code, and pursuant to the terms of Section 8 103(c) of the Uniform Commercial Code, such interests shall be “certificated securities” for all purposes under such Article 8 and under all other provisions of the Uniform Commercial Code. All Units (and the Membership Interests represented thereby) shall be represented by certificates substantially in the form attached hereto as Exhibit B, shall be recorded in a register (the “Register”) thereof maintained by the Company, and shall be subject to such rules for the issuance thereof in compliance with this Agreement and applicable Law.
Section i.No Partnership.
The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than tax purposes, and this Agreement may not be construed to suggest otherwise.
ARTICLE 3.
CAPITAL CONTRIBUTIONS; CREDIT SUPPORT
Section a.Class A Interest.
Each Class A Member shall be entitled to the allocations, distributions and other rights as are prescribed for a Class A Member in this Agreement. The Class A Member’s Capital Account balance as of the Effective Date with respect to its Class A Interest is as indicated on Annex I. The number of Class A Units held by the Class A Member with respect to its Class A Interest as of the Effective Date is the number indicated on Annex I.
Section b.Class B Interest.
Each Class B Member shall be entitled to the allocations, distributions and other rights as are prescribed for a Class B Member in this Agreement. Each Class B Member’s Capital Account balance as of the Effective Date with respect to its Class B Interest is as indicated on Annex I. The number of Class B Units held by the Class B Member with respect to its Class B Interest as of the Effective Date is the number indicated on Annex I.

Section c.Other Required Capital Contributions; Credit Support.
(i)Except as provided in this Section 3.3, Section 3.1, Section 3.2, Section 3.6, Section 6.4(d), Section 6.6(f) and Section 12.3, no Member shall be obligated to make Capital Contributions.
(ii)[Reserved.]
(iii)[***] the Initial Class A Member shall contribute to the Company all of its right, title and interest in and to the equity interests in the Pinnacle Project Company, which equity interests shall constitute all of the outstanding equity interests in the Pinnacle Project Company [***] the Initial Class B Member shall cause Clearway Renew LLC, its Affiliate, to assign all of its rights and obligations under the Repowering TSA, including title to all equipment previously purchased thereunder for which title has passed to Clearway Renew LLC, to the Pinnacle Project Company in exchange for $[***]; [***].
(iv)The Class B Member shall be obligated to make additional Capital Contributions to the Company (the “Construction Class B Investment”) in cash to fund all construction and post-financial closing development costs and expenses in respect of the Pinnacle Project incurred in connection with the repowering of the Pinnacle Project and necessary to reach the Tax Equity Funding Date, to the extent that the proceeds of the Repowering Construction Financing are insufficient to cover such costs and expenses.
(v)Upon each of the dates set forth in Exhibit D, the Members shall make Capital Contributions in an aggregate amount equal to the Repowering Capital Contribution to the Company. The Repowering Capital Contribution shall consist of the following:
(1)On the Tax Equity Funding Date, the Class A Member will be obligated to make Capital Contributions to the Company (the aggregate of all Capital Contributions made pursuant to this Section 3.3(e)(i), the “Incremental Class A Investment”) in an amount equal to the lesser of (x) the Incremental Class A Investment Cap and (y) the sum of (A) the amount required to repay, in full, the lenders under the Repowering Construction Financing and (B) any remaining payments due to vendors to reach Final Completion.
(2)Intentionally deleted.
(3)[***].
(vi)The Class A Member and the Class B Member acknowledge and agree that Credit Support Obligations specified in this Section 3.3(f) are required in connection with Financing Required Capital Contributions and the Tax Equity Financing. Each Member agrees to satisfy the following Credit Support Obligations required under the Repowering Construction Financing and the Tax Equity Financing, as applicable, on or before the date required therefor under each such financing:

(i)the Class A Member will execute and deliver to the lenders under the Repowering Construction Financing an equity contribution agreement in respect of the Incremental Class A Investment (it being acknowledged that any such equity contribution agreement shall include a maximum amount of the Class A Member’s funding commitment to the lenders equal to the Incremental Class A Investment Cap),
(ii)the Class B Member will execute and deliver to the lenders under the Repowering Construction Financing an equity contribution agreement in respect of the Construction Class B Investment and (if required by the lenders) the Incremental Class B Investment (it being acknowledged that any such equity contribution agreement may include a maximum amount of the Class B Member’s funding commitment to the lenders); and
(iii)the Class A Member will cause to be executed and delivered to the Tax Equity Investor under the Tax Equity Financing a guaranty in respect of the Borrower’s obligations under the Tax Equity Documents (the “Class A TE Guaranty”).
(vii)To the extent that the Tax Equity Funding Date occurs and the Class A Members fail to make any Incremental Class A Investments, in addition to any other rights and remedies that the Class B Members may have at law or in equity, amounts paid by the Class B Members in lieu of the Incremental Class A Investment shall be treated as a loan from the Class B Members to the Class A Members. Each of the Class A Members will be treated as making a Capital Contribution in the amount of the loan received from the Class B Members. Each such loan shall accrue interest at [***]%, calculated and compounded on December 31 of each year. Commencing on the first Distribution Date after the Tax Equity Funding Date, any Available Cash Flow that a Class A Member would otherwise be entitled to shall not be paid to such Class A Member (but for the sake of clarity shall be deemed to have been distributed to the Class A Member, but further directed to the Class B Member to satisfy such loan), and all such Available Cash Flow shall be paid to the Class B Member until the loan has been repaid in full with interest. Any such loan may be assigned or collaterally assigned by the Class B Member, and the Class A Member shall execute and deliver notes, agreements, consents, estoppels, opinions and other documentation reasonably requested by the Class B Member in connection with such an assignment or collateral assignment.
Section d.Member Loans.
(i)In the event that, from time to time after the Effective Date, additional working capital is needed to enable the Company to cause the Assets of the Company and the Pinnacle Project Company to be properly operated and maintained (and to pay and perform the costs, expenses, obligations and liabilities of the Company or the Pinnacle Project Company) and such additional working capital is not required to be funded by the Members pursuant to an additional Capital Contribution pursuant to Section 3.3, then, at the discretion of the Manager, the Manager may give notice to the Members thereof (the “Working Capital Notice”), and each Member shall have the right (but not the obligation) to advance all or part of the needed funds to the Company. Within ten (10) Business Days following the date of the Working Capital Notice, the participating Members shall give notice to the Manager and the other Members stating their election whether to provide such funding to the Company (the “Funding Notice”). If more than one Member states in the Funding Notice that it elects to provide such funds, then each Member shall provide an equal amount of funds (or such other amount as the Members decide) to the Company within five (5) Business Days after the date of the Funding Notice. Amounts advanced by any Member pursuant to this Section 3.4(a) shall be considered “Member Loans;” provided, however, that no Member Loan may impair the ability of the Company to distribute Available Cash Flow pursuant to Article 5.
(ii)Any Member Loan shall be unsecured and shall bear interest at a rate equal to the lesser of (A) the Reference Rate plus [***]% or (B) the highest rate of interest that may be charged by a Member in accordance with applicable Law, unless a lower rate of interest is otherwise agreed to by such Member in its sole discretion. Member Loans shall be repaid by the Company out of Available Cash Flow in accordance with the provisions of Section 5.1(f). Interest on each Member Loan pursuant to this Section 3.4 shall accrue and, if not paid in accordance with the immediately preceding sentence of this Section 3.4(b), be compounded to the principal amount thereof on each Distribution Date.
Section e.Support Obligations.
(i)In the event that, from time to time after the Effective Date, the Company or a Project Company or any other subsidiary of the Company is required to provide a letter of credit or other credit support under a Repowering Project Document, excluding the Credit Support Obligations set forth in Section 3.3(f) (for which the obligations of the Members are addressed exclusively in accordance with Section 3.3(f)) (a “Support Obligation”), then, at the discretion of the Manager, the Manager may give notice to the Members thereof (the “Support Obligation Notice”), and each Member shall have the right (but not the obligation) to provide the Support Obligation. Within ten (10) Business Days following the date of the Support Obligation Notice, the participating Members shall give notice to the Manager and the other Members stating their election whether to provide such Support Obligation (the “Posting Notice”). If more than one Member states in the Posting Notice that it elects to provide such Support Obligation, then each Member shall provide an equal amount of the Support Obligation (or such other amount as the Members decide) to the Company within five (5) Business Days after the date of the Posting Notice; provided, however, that no Support Obligation may impair the ability of the Company to distribute Available Cash Flow pursuant to Article 5.
(ii)In the event that a Member causes to be provided Support Obligations, then all reasonable out-of-pocket fees, costs and expenses incurred in connection therewith, in each case to the extent that such fees, costs and expenses are included in the annual budget for the Company or the Pinnacle Project Company, shall be paid and reimbursed to the Member by the Company solely out of Available Cash Flow that would otherwise be distributed to the Members prior to distributions pursuant to the provisions of Section 5.1. If a Member is obligated to pay or reimburse any amount drawn or paid under such Support Obligations, the Member shall be deemed to have made a Member Loan to the Company in accordance with Section 3.4(b) equal to the amount so paid or reimbursed by the Member. A Member shall give notice thereof to the Manager promptly after such loan is deemed to be made.
Section f.Obligations Under Tax Equity Documents.
(i) In the event that: (i) the Company, a Tax Equity Entity or the Pinnacle Project Company incurs any obligation under a Tax Equity Document to make (A) capital contributions to the Pinnacle Project Company, (B) payments in respect of any indemnification obligations or (C) any other payment obligation; and (ii) the obligation is a Class A TE Obligation, then, in each case, (x) the Class A Member hereby irrevocably commits to contribute to the Borrower an amount equal to such payment obligation as and when required or contemplated pursuant to the Tax Equity Document and (y) the Manager shall cause the amount to be applied to the payment or reimbursement of such obligation.
(ii)In the event that: (i) the Company, a Tax Equity Entity or the Pinnacle Project Company incurs any obligation under a Tax Equity Document to make (A) capital contributions to the Pinnacle Project Company, (B) payments in respect of any indemnification obligations or (C) any other payment obligation; and (ii) the obligation is a Class B TE Obligation, then, in each case, (x) the Class B Member hereby irrevocably commits to contribute to the Borrower an amount equal to such payment obligation as and when required or contemplated pursuant to the Tax Equity Document and (y) the Manager shall cause the amount to be applied to the payment or reimbursement of such obligation.
(iii)In the event that: (i) the Company, a Tax Equity Entity or the Pinnacle Project Company incurs any obligation under a Tax Equity Document to make (A) capital contributions to the Pinnacle Project Company, (B) payments in respect of any indemnification obligations or (C) any other payment obligation; and (ii) the obligation is neither a Class A TE Obligation nor a Class B TE Obligation, then, in each case, (x) each Member hereby irrevocably commits to contribute to the Borrower an amount equal to its Specified Share of such payment obligation as and when required or contemplated pursuant to the Tax Equity Document and (y) the Manager shall cause the amount to be applied to the payment or reimbursement of such obligation.
Section g.No Right to Return of Capital Contributions.
Except as otherwise provided in this Agreement, no Member may require a return of any part of its Capital Contributions or the payment of interest thereon from the Company or from another Member. An unrepaid Capital Contribution is not a liability of the Company or any Member.
Section h.[***].
ARTICLE 4.
CAPITAL ACCOUNTS; ALLOCATIONS
Section a.Capital Accounts.

(i)The Company shall maintain for each Member a separate Capital Account in accordance with the rules of Treasury Regulations Section 1.704 l(b)(2)(iv).
(ii)A Member’s Capital Account will be increased by (i) such Member’s Capital Contributions, and (ii) the income and gain the Member is allocated by the Company, including any income and gain that is exempted from tax and including any income and gain described in Treasury Regulations Section 1.704 1(b)(2)(iv)(g), but excluding tax items of income and gain described in Treasury Regulations Section 1.704 1(b)(4)(i). A Member’s Capital Account will be decreased by (i) the amount of money distributed to the Member by the Company, (ii) the net value of any property other than money distributed to the Member by the Company (i.e., the fair market value of the property net of any liabilities secured by the property that the Member is considered to assume or take subject to under Section 752 of the Code), (iii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (i.e., that cannot be capitalized or deducted in computing taxable income) that are allocated to the Member, (iv) losses and deductions that are allocated to the Member, but excluding tax items of loss or deduction described in Treasury Regulations Section 1.704 1(b)(4)(i), and (v) an amount equal to an allocation of downward basis adjustment to such Member as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(j).
(iii)In the event Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferring Member to the extent it relates to the Units so Transferred.
(iv)In determining the amount of any liability for purposes of Section 4.1(b) there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.
(v)The Members’ Initial Capital Contributions and initial Capital Accounts are set forth on Annex I.
(vi)This Section 4.1 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704 1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations.
Section b.Allocations.
For purposes of maintaining Capital Accounts, all Company Items for any Taxable Year shall be allocated among the Members as follows:
(i)General Allocations. Subject to Section 4.2(b), Section 4.3 and Section 12.2(a)(v), all Company Items attributable to the Pinnacle Project for any Taxable Year or relevant portion thereof shall be allocated among the Members as follows: the Class A Distribution Percentage to the Class A Members, pro rata in accordance with their Class A Units, and the Class B Distribution Percentage to the Class B Members, pro rata in accordance with their Class B Units.

(ii)Items in Connection with Liquidation. Company Items for the Taxable Year in which there is a disposition or deemed disposition of all or substantially all of the Assets of the Company pursuant to Section 12.2(a)(iii) shall be allocated pursuant to Section 12.2(a)(v).
Section c.Adjustments.
The following adjustments shall be made to the allocations set forth in Section 4.2 in the following order of priority in order to comply with Treasury Regulations Sections 1.704 1(b) and 1.704 2:
(i)Company Minimum Gain Chargeback. Notwithstanding the other provisions of this Article IV, except as provided in Treasury Regulations Section 1.704 2(f), if there is a net decrease in Company Minimum Gain during any taxable year of the Company, each Member shall be allocated Company Items of income and gain for such taxable year (and, if necessary subsequent taxable years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704 2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The Company Items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704 2(f)(6) and 1.704 2(j)(2). This Section 4.3(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704 2(f) and shall be interpreted consistently therewith.
(ii)Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding the other provisions of this Article IV, except as provided in Treasury Regulations Section 1.704 2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any taxable year of the Company, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704 2(i)(5), shall be allocated Company Items of income and gain for such taxable year (and, if necessary, subsequent taxable year) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704 2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The Company Items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704 2(i)(4) and 1.704 2(j)(2). This Section 4.3(b) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulations Section 1.704 2(i)(4) and shall be interpreted consistently therewith.
(iii)Limitation on Losses and Deductions. No items of loss or deduction may be allocated to any Member to the extent the allocation would result in or increase an Adjusted Capital Account Deficit at the end of any Taxable Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of items of loss or deduction, this limitation shall be applied on a Member-by-Member basis and items of loss or deduction not allocable to any Member as a result of such limitation shall be allocated to the other Members in the manner otherwise required pursuant to Section 4.2 and Section 12.2(a)(v)

to the extent such other Members may be allocated such items of loss or deduction without producing an Adjusted Capital Account Deficit.
(iv)Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704 1(b)(2)(ii)(d)(4), (5) or (6), Company Items of income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate as quickly as possible, to the extent required by the Treasury Regulations, any Adjusted Capital Account Deficit; provided that an allocation pursuant to this Section 4.3(d) shall be made only if and to the extent that such Member would have such a deficit Capital Account after all other adjustments provided for in this Section 4.3 have been tentatively made as if this Section 4.3(d) were not in this Agreement.
(v)Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Taxable Year that is in excess of the amount such Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704 2(g)(1) and 1.704 2(i)(5), each such Member shall be specially allocated Company Items of income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 4.3(e) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other special allocations provided for in this Section 4.3 have been made as if Section 4.3(d) and this Section 4.3(e) were not in this Agreement.
(vi)Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Section 743(b) is required pursuant to Treasury Regulations Section 1.704 1(b)(2)(iv)(m)(2) or Section 1.704 1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company or a distribution to a Member other than in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases such basis). Such gain or loss shall be specially allocated to the Members as follows: (A) to the Member to whom such distribution was made in the event the first sentence of Treasury Regulations Section 1.704 1(b)(2)(iv)(m)(4) applies; (B) in accordance with how the corresponding item of “displaced” gain or loss would be allocated to the Members pursuant to Section 4.2 to the extent the second sentence of Treasury Regulations Section 1.704 1(b)(2)(iv)(m)(4) applies; and (C) in accordance with the Members’ “interests in the Company” under Treasury Regulations Section 1.704 1(b)(3) in the event Treasury Regulations Section 1.704 1(b)(2)(iv)(m)(2) applies.
(vii)Nonrecourse Deductions. Nonrecourse Deductions for any Taxable Year shall be allocated to the Members in accordance with (i) Section 4.2, as in effect at the time the Nonrecourse Deduction arises, or (ii) if applicable, Section 12.2(a)(v), as in effect at the time the Nonrecourse Deduction arises.
(viii)Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Taxable Year shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704 2(i)(1).
(ix)Regulatory Allocations. The allocations required in Section 4.3(a) through Section 4.3(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent consistent with the Treasury Regulations, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with allocations of other Company Items. Therefore, notwithstanding any other provisions of this Article IV, the Regulatory Allocations shall be taken into account in allocating other Company Items among the Members such that, to the extent consistent with the Treasury Regulations, the net amount of allocations of such items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred and all Company Items were allocated pursuant to Section 4.2, this Section 4.3 (excluding the Regulatory Allocations) and this Section 4.3(i) and Section 12.2(a)(v).
Section d.Tax Allocations.
(i)Except as otherwise provided in this Section 4.4, for federal, state and local income tax purposes each item of the Company’s income, gain, loss, deduction and credit as determined for federal income tax purposes shall be allocated to the Members in the same manner as the correlative Company Items are allocated for book purposes pursuant to Section 4.2, Section 4.3 and Section 12.2(a)(v).
(ii)In accordance with Code Section 704(c) and the Treasury Regulations thereunder, items of the Company’s income, gain, loss, deduction and credit as determined for federal income tax purposes that are attributable to any non-cash property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Value using the “traditional” method permitted by Treasury Regulations Section 1.704 3(d).
(iii)In the event the Value of any Company Asset is adjusted pursuant to subparagraph (b) of the definition of Value, subsequent allocations of Company Items with respect to such Asset shall take account of any variation between the adjusted basis of such Asset for federal income tax purposes and its Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.
(iv)Allocations pursuant to this Section 4.4 are solely for federal, state, and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or distributive share of Company Items or distributions pursuant to any provision of this Agreement.
Section e.Other Allocation Rules.

(i)The Members are aware of the income tax consequences of the allocations made by this Article IV and Section 12.2(a) and hereby agree to be bound by the provisions of this Article IV and by Section 12.2(a) in reporting their distributive shares of Company Items for income tax purposes, unless otherwise required by applicable Law. If the respective Membership Interests or allocation ratios described in this Article IV of the existing Members in the Company change or if a Membership Interest is Transferred in compliance with this Agreement to any other Person, then, for the Taxable Year in which the change or Transfer occurs, all Company Items resulting from the operations of the Company shall be allocated, as between the Members for the Taxable Year in which the change occurs or between the Transferring Member and the Transferee, by taking into account their varying interests using the interim closing of the books method permitted by Treasury Regulations Section 1.706 1(c)(2)(ii), unless otherwise agreed in writing by all the Members.
(ii)The Members agree that solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulations Section 1.752 3(a)(3), the Members’ interests in Company profits are in accordance with Section 4.2 as in effect at the time the excess nonrecourse liability arises.
(iii)Each Member agrees to provide the Company with information in connection with a transaction subject to Sections 734 and 743 of the Code and the elections permitted and provisions required thereunder, including Treasury Regulations Section 1.743 1.
ARTICLE 5.
DISTRIBUTIONS
Section a.Distributions of Available Cash Flow.
Available Cash Flow shall be distributed to the Members as follows:
(i)Subject to Sections 3.3(g), 3.5(b) and 5.1(e), from and after the Effective Date, Available Cash Flow shall be distributed to the Members on each Distribution Date on which the Company has Available Cash Flow, in the following order and priority:
(1)first, from and after the Effective Date until the Tax Equity Funding Date, 100% to the Class A Members, pro rata in accordance with their Class A Units; and
(2)second, from and after the Tax Equity Funding Date, the Class A Distribution Percentage to the Class A Members, pro rata in accordance with their Class A Units, and the Class B Distribution Percentage to the Class B Members, pro rata in accordance with their Class B Units.
(ii)Intentionally deleted.
(iii)Intentionally deleted.

(iv)Intentionally deleted.
(v)[***].
(vi)Once all amounts have been distributed pursuant to Section 5.1(a) above on any Distribution Date, then if on such Distribution Date on which there is an unpaid balance on any Member Loan made by a Member in accordance with Section 3.4, any remaining Available Cash Flow shall be repaid to the Members participating in such Member Loan on such Distribution Date in an amount not to exceed the outstanding balance of such Member Loan.
Section b.Limitation.
The distributions described in this Article V shall be made only from Available Cash Flow and only to the extent that there shall be sufficient Available Cash Flow to enable the Manager to make payments in accordance with the terms hereof. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member on account of its Membership Interest if such distribution (including a return of Capital Contributions) would violate the Act or any other applicable Law.
Section c.Withholding.
Notwithstanding any other provision of this Agreement, the Company shall comply with any withholding requirements under any Law and shall remit amounts withheld to, and file required forms with, applicable taxing authorities. To the extent that the Company is required to withhold and pay over any amounts to any taxing authority with respect to distributions or allocations to any Member, the amount withheld shall be treated as a distribution of cash to such Member in the amount of such withholding. The Company shall notify the Member and permit the Member, if permitted by applicable Law, to contest the applicability of the underlying Tax prior to making such withholding, provided that the Company shall not incur any interest, penalties or additions to tax (unless the contesting Member shall have agreed to indemnify and hold harmless the Company for any such additional liabilities). If an amount required to be withheld was not withheld from an actual distribution, the Company may reduce subsequent distributions by the amount of such required withholding and any penalties or interest thereon. Each Member agrees to furnish to the Company such forms or other documentation as is reasonably necessary to assist the Company in determining the extent of, and in fulfilling, its withholding obligations.
ARTICLE 6.
MANAGEMENT
Section a.Manager.
(i)The Initial Class A Member is hereby appointed by the Members as the initial Manager of the Company. Except as provided in Section 6.2 or as otherwise expressly provided in this Agreement, the Manager shall conduct, direct and exercise control over all activities of the Company, and shall have full power and authority on behalf of the Company to manage and administer the business and affairs of the Company and to do or cause to be done any and all acts reasonably considered by the Manager to be necessary or appropriate to conduct the business of the Company (including, without limitation, taking all necessary actions to cause the Company to cause the Pinnacle Project Company (and any other subsidiary of the Company) to distribute any Available Cash Flow in a timely manner and to perform its obligations and enforce its rights under the Repowering Project Documents to which it is a party and to otherwise carry out its purposes) without the need for approval by or any other consent from any Member, including the authority to bind the Company in making contracts and incurring obligations in the Company’s name in the course of the Company’s business. The Manager may delegate its management duties and obligations to third parties, including the Master Services Provider, or Officers but such delegation shall not relieve the Manager of its primary obligation with respect to such duties and obligations. Except to the extent that a Member is also the Manager or authority is delegated from the Manager, no Member shall have any authority to bind the Company. Without limiting the generality of the foregoing, the Manager shall (provided that, in each case as it relates to the Pinnacle Project Company or any other subsidiary of the Company, only to the extent that the Company has (directly or indirectly) the authority to control the management of the Pinnacle Project Company or other subsidiary of the Company):
(1)in accordance with Article VIII hereof, keep and maintain books of account that are true and correct in all material respects and prepare and timely file all necessary tax returns and make all necessary or desirable tax elections for the Company and the Pinnacle Project Company and any other subsidiary of the Company;
(2)prepare and submit all filings of any nature that are required to be made by the Company and the Pinnacle Project Company and other subsidiary of the Company under any laws, regulations, ordinances or otherwise applicable to the Company, the Pinnacle Project Company and/or other subsidiary of the Company, or the Pinnacle Project;
(3)procure and maintain all Licenses and Permits (if any) required for the Company and the Pinnacle Project Company and any other subsidiary of the Company;
(4)comply with the terms and conditions of this Agreement, the Transaction Documents, the Licenses and Permits and applicable Law;
(5)procure and maintain, or cause to be procured and maintained, all insurance required to be maintained pursuant to the Repowering Project Documents and Repowering Financing Documents;
(6)enforce the Company’s and the Pinnacle Project Company’s and any other subsidiary of the Company’s, and any counterparty’s, compliance with the terms and conditions of all Contracts under which the Company or the Pinnacle Project Company or other subsidiary of the Company has any obligations or rights, including this Agreement, the Repowering Financing Documents, the Repowering Project Documents and ensure compliance with applicable Laws, including Environmental Laws, Anti-Corruption Laws and Laws relating to Sanctions;

(7)take any required actions to cause the Company and the Pinnacle Project Company and any other direct or indirect subsidiaries of the Company to distribute upstream to their respective members all Available Cash Flow as promptly as possible;
(8)manage the Company’s and the Pinnacle Project Company’s and any other subsidiary of the Company’s cash according to investment guidelines set forth in Section 8.5 and make distributions out of available cash as provided under the relevant provisions of this Agreement, the Pinnacle Project Company’s (or other subsidiary’s, as applicable) organizational documents, including the prompt distribution of cash from the Pinnacle Project Company (and any other subsidiary of the Company) to the Company;
(9)prepare and deliver all of the reports and other information set forth in Section 8.4; and
(10)create and maintain the Register, including to reflect any Encumbrance on or Transfer of Membership Interests.
(ii)In addition to the actions required pursuant to Section 6.1(a), and in no event in limitation thereof, the Manager shall provide the following services to the Company and the Pinnacle Project Company or all other subsidiaries of the Company, as applicable (provided that, in each case as it relates to either Pinnacle Project Company or other subsidiary, only to the extent that the Company has (directly or indirectly) the authority to control the management of the Pinnacle Project Company or other subsidiary):
(1)Accounting Services. The Manager shall and/or shall cause the Master Services Provider to provide accounting and administrative support for all operations, including the following accounting services, to the Company and the Pinnacle Project Company and to any other subsidiaries of the Company, as applicable:
(i)preparation, filing, storage and dissemination of all necessary documentation of each such Person’s actions and transactions as required by law, by the applicable Transaction Documents (including all reporting required thereunder) and of all documentation reasonably deemed necessary or appropriate by the Manager;
(ii)maintenance of accounting and tax records of each such Person’s transactions in accordance with the accounting standards set forth in the applicable Transaction Documents and this Agreement;
(iii)facilitation of payment by the Company and the Pinnacle Project Company and any other subsidiary of the Company of all reasonable expenses of the Company, the Pinnacle Project Company or such other subsidiary, as applicable, in accordance with the applicable Transaction Documents and this Agreement, as reflected in the annual budget for the Company and the Pinnacle Project Company (or such other subsidiary), or reasonably related thereto;

(iv)preparation and distribution of all applicable financial reports, financial models and accompanying certificates in accordance with the applicable Transaction Documents and this Agreement;
(v)preparation and distribution of an annual budget for the Pinnacle Project Company and as may be required by the Transaction Documents and this Agreement (including Section 6.7 hereof);
(vi)negotiation and administration of an engagement letter with the Certified Public Accountant for annual audit (if required) and tax return review services; and
(vii)preparation, facilitation and / or distribution of all other reports, certificates, or transactional information or analysis as reasonably required by the Pinnacle Project Company or any other subsidiary of the Company.
(2)Taxes. Subject to Article VIII and other more specific provisions of this Agreement and the related provisions contained in the Tax Equity Documents, the Manager shall provide, or cause to be provided, the following tax services to the Company and the Pinnacle Project Company and to any other subsidiaries of the Company in accordance with its obligations required by the Tax Equity Documents, as applicable (provided that, in each case as it relates to the Pinnacle Project Company or such other subsidiary, only to the extent that the Company has (directly or indirectly) the authority to control the management of the Pinnacle Project Company or other subsidiary):
(i)preparation and timely filing of all applicable federal, state, local and / or other Tax returns, including income, franchise, excise, gross receipts, sales and use tax returns and / or reports in accordance with the terms and conditions of the Transaction Documents and this Agreement, including the performance or coordination of any tax law research to support such filing;
(ii)administration, invoicing and coordination of property taxes including preparation of all applicable business property tax returns; the review of any property tax assessment on the Pinnacle Project; the review and timely payment of property tax bills; and administration of any property tax agreement, if applicable; and
(iii)cause the Partnership Representative to represent the Company, and cause the partnership representative of the Pinnacle Project Company and each other subsidiary of the Company to represent the Pinnacle Project Company and other subsidiary, in any audit, examination, or review conducted by an appropriate taxing authority of any of the Company’s or the Pinnacle Project Company’s or other subsidiary’s federal, state, provincial, or local income, franchise, gross receipts, sales and use, or property tax filings.
(3)Treasury Services. The Manager shall provide, or cause to be provided, the following treasury services, to the extent necessary, to the Company and the Pinnacle Project Company and to any other subsidiaries of the Company, as applicable (provided that, in each case as it relates to the Pinnacle Project Company or such other subsidiary, only to the extent that the Company has (directly or indirectly) the authority to control the management of the Pinnacle Project Company or other subsidiary):
(i)establishment, maintenance, and administration of one or more bank accounts in the name of the Company and the Pinnacle Project Company and any other subsidiary of the Company (with respect to the Pinnacle Project Company and other subsidiaries, if and as required) in which to deposit the Company’s or the Pinnacle Project Company’s or other subsidiary’s receipts, and from which to draw upon for the payment of all reasonable expenses of the Company or the Pinnacle Project Company or other such other subsidiary;
(ii)investment and distribution of the Company and the Pinnacle Project Company’s or any other subsidiary of the Company’s funds in association with reasonable and customary cash forecast and cash management practices and in accordance with the terms, conditions, and limitations of all applicable Transaction Documents and this Agreement;
(iii)maintenance and administration of any revolving lines of credit available to the Company or the Pinnacle Project Company or of any other subsidiary of the Company subject to the terms and conditions of all applicable Transaction Documents and this Agreement;
(iv)maintenance and administration of any letters of credit issued by, on behalf of, or for the benefit of the Company or the Pinnacle Project Company or any other subsidiary of the Company subject to the terms and conditions of all applicable Transaction Documents and this Agreement;
(v)maintenance by the Manager of the Company’s and the Pinnacle Project Company’s or any other subsidiary of the Company’s relationships with its banks, bondholders, rating agencies and/or other financial institutions, and their respective legal counsels; and
(vi)periodic maintenance and analysis of the Pinnacle Project’s long- term economic projections.
(4)Legal. The Manager shall coordinate legal services, in the name of and on behalf of the Company and the Pinnacle Project Company and any other subsidiary of the Company for whom the Company has (directly or indirectly) management authority, as it deems necessary to ensure the proper administration and management of the Pinnacle Project. In coordinating these legal services, the Manager will determine whether such legal services are to be performed by in-house legal staff (if at the time such legal services are performed during the term of this Agreement the Manager has in its employ any in-house legal staff), outside legal counsel, or any combination thereof.
(5)Insurance. If required under any of the Transaction Documents, the Manager shall procure insurance coverage for, and in the name of, the Company and (to the extent the Company has (directly or indirectly) management authority for the Pinnacle Project Company or other subsidiary of the Company) shall cause the Pinnacle Project Company or other subsidiary to procure, at the Company’s or the Pinnacle Project Company’s or other subsidiary’s expense, as applicable, and shall enforce its rights to such insurance coverage, defense and indemnification; provided, however, that if any such insurance (after consultation with a reputable insurance broker) is not available on commercially reasonable terms only such insurance shall then be required to be carried pursuant to this Agreement as is then available on commercially reasonable terms.
(6)Insurance Claims. The Manager shall adjust insurance claims of the Company and (to the extent the Company has (directly or indirectly) management authority for the Pinnacle Project Company or any other subsidiary of the Company) the Pinnacle Project Company or other subsidiary, with insurance carriers, as applicable, to ensure equitable recovery for property damage and business interruption claims. Adjustment of such a claim shall include: (A) filing proof of loss with all applicable supporting documentation, (B) site inspection, (C) negotiations with insurance carriers and (D) ensuring that insurance proceeds be deposited and distributed in accordance with the terms and conditions of this Agreement and the Transaction Documents. In the event of a liability claim, the Manager shall oversee the defense of the claim.
(7)Indebtedness. During any such time during which the Company or (to the extent the Company has (directly or indirectly) management authority for the Pinnacle Project Company or any other subsidiary of the Company), the Pinnacle Project Company or subsidiary has Indebtedness that remains outstanding, the Manager shall cause the Company and the Pinnacle Project Company to:
(i)comply with the applicable financing documents, including, without limitation, by repaying such Indebtedness in the amounts and at the times required under such financing documents; and
(ii)as soon as practicable following the occurrence or existence of a default or an event of default under any financing documents, use cash or reserves of the Pinnacle Project Company or applicable subsidiary to effect (or make commercially reasonable efforts to effect) a cure (or request a waiver) of such a default or an event of default in accordance with the applicable financing documents. For the avoidance of doubt, any such cash used by the Company to cure (or attempt to cure or waive) such default or event of default shall be an expense of the Company and shall not be Available Cash Flow available for distribution to the Members pursuant to this Article VI.
(8)Anti-Corruption Laws and Sanctions. The Manager shall cause the Company to maintain in effect and enforce policies and procedures designed to ensure compliance by the Company and the Pinnacle Project Company and all other subsidiaries of the Company, and their respective directors, officers, employees and agents, with Anti-Corruption Laws and applicable Sanctions. The Manager shall cause the Company and (to the extent the Company has (directly or indirectly) management authority for the Pinnacle Project Company or any other subsidiary of the Company) the Pinnacle Project Company and each such subsidiary, and their respective directors, officers, employees and agents, not to use any Company or Pinnacle Project Company or other subsidiary’s funds (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country or (C) in any manner that would result in the violation of any Sanctions.
For the avoidance of doubt, all services required to be performed by the Manager pursuant to this Section 6.1 shall be provided by the Manager at no cost or expense to the Company, except to the extent otherwise provided in this Agreement or the Approved Budget, including fees and expenses incurred pursuant to any subcontract entered into for the provision of such services in accordance with this Agreement.
(iii)A Member shall not be deemed to be participating in the control of the business of the Company by virtue of its possessing or exercising any rights set forth in this Agreement or the Act or any other Contract relating to the Company.
Section b.Standard of Care; Required Consents.
(i)In carrying out its duties hereunder, the Manager shall perform its duties and obligations hereunder in accordance in all material respects with the Transaction Documents, Licenses and Permits, applicable Laws, the purposes set forth in Section 2.5 and in accordance with the Good Management Standard.
(ii)Notwithstanding any other provision of this Agreement to the contrary, the Manager may not take, or cause or permit the Company or (to the extent the Company has (directly or indirectly) management authority for the Pinnacle Project Company or any other subsidiary of the Company) the Pinnacle Project Company or such subsidiary to take, any of the following actions without having first obtained the Consent of the Members:
(1)Do any act in contravention of this Agreement or of the organizational documents of the Company or the Pinnacle Project Company or other such subsidiary;
(2)With respect to (A) the Company, engage in any business or activity that is not within the purpose of the Company, as set forth in Section 2.5, or to change such purpose, and (B) the Pinnacle Project Company or any other subsidiary of the Company, engage in any business or activity that is not within the purpose of the Pinnacle Project Company’s or other subsidiary’s organizational documents, or to change such purpose;
(3)Cause the Company to be treated other than as a partnership for tax purposes or cause the Pinnacle Project Company or any other subsidiary of the Company to be treated other than as set forth in its Tax Equity Documents and Repowering Financing Documents, in each case for United States federal income tax purposes (including by electing under Treasury Regulations Section 301.7701 3 to be classified as an association);
(4)Permit (unless such action is taken pursuant to the express terms of any Tax Equity Document or any Repowering Financing Document) (A) possession of property of the Company or the Pinnacle Project Company or any other subsidiary of the Company by any

Member, (B) the assignment, transfer, Encumbrance or pledge of rights of the Company or the Pinnacle Project Company or any other subsidiary of the Company in specific property of the Company or the Pinnacle Project Company for other than a Company or Pinnacle Project Company purpose, as applicable, or other than for the benefit of the Company or such Pinnacle Project Company or subsidiary, or (C) any commingling of the funds of the Company or the Pinnacle Project Company or any other subsidiary of the Company with the funds of any other Person;
(5)Amend the Delaware Certificate or the certificate of formation, certificate of incorporation, limited liability company agreement or other formation document, as applicable, of the Pinnacle Project Company or any other subsidiary of the Company, in any way that would be materially adverse to any Member;
(6)Cause the Company or the Pinnacle Project Company or any other subsidiary of the Company to be deemed Bankrupt, serve as one of the three (3) petitioning creditors in connection with an involuntary bankruptcy petition against the Company or the Pinnacle Project Company or any other subsidiary of the Company, cooperate with creditors in an effort to commence an involuntary bankruptcy petition, guarantee such creditors’ claims, or take any action to encourage or assist in any way with the commencement of an involuntary bankruptcy petition against the Company or the Pinnacle Project Company or any other subsidiary of the Company;
(7)Make any distribution to any Member, except as specified in this Agreement;
(8)Repurchase, redeem or convert any membership interests in, or other securities of, the Company;
(9)Enter into any loan, contract or agreement with any Affiliate of the Manager other than as permitted by this Agreement or to loan any funds of the Company or the Pinnacle Project Company or any other subsidiary of the Company to any Person or make any advance payments of compensation or other consideration to the Manager or any of its Affiliates;
(10)Borrow any money in the name or on behalf of the Company or the Pinnacle Project Company or any other subsidiary of the Company, as applicable, in excess of $[***] in the aggregate (other than pursuant to the Repowering Financing Documents), or execute and issue promissory notes and other negotiable or non-negotiable instruments and evidences of indebtedness in excess of $[***] in the aggregate, except the Manager may borrow, or cause the Company or the Pinnacle Project Company or any other subsidiary of the Company to borrow money in the name and on behalf of the Company or the Pinnacle Project Company or any other subsidiary of the Company, as applicable, in such amounts as the Manager shall reasonably determine are necessary to preserve and protect the Company’s or the Pinnacle Project Company’s or any other subsidiary of the Company’s property upon the occurrence of an accident, catastrophe or similar event;

(11)Mortgage, pledge, assign in trust or otherwise encumber any Company or Pinnacle Project Company’s or any other subsidiary of the Company’s property, or assign any monies owing or to be owing to the Company or the Pinnacle Project Company or any other subsidiary of the Company (other than in respect of the Repowering Financing Documents and the Tax Equity Documents) except: (A) to secure the payment of any other borrowing permitted hereunder, (B) for customary liens contained in or arising under any operating agreements, construction contracts and similar agreements executed by or binding on the Company or the Pinnacle Project Company or any other subsidiary of the Company with respect to amounts not yet due or not yet delinquent (or, if delinquent, that are being contested by the Manager, the Company or the Pinnacle Project Company or any other subsidiary of the Company in good faith and for which adequate reserves have been set aside in accordance with GAAP), or (C) for statutory liens for amounts not yet due or not yet delinquent (or, if delinquent, that are being contested by the Manager, the Company or the Pinnacle Project Company or any other subsidiary of the Company in good faith and for which adequate reserves have been set aside in accordance with GAAP); provided, that in no event shall the Manager mortgage, pledge, assign in trust or otherwise encumber (x) the Company’s right to receive Capital Contributions from the Members or (y) distributions from the Pinnacle Project Company, unless such encumbrance is required under the Repowering Financing Documents or Tax Equity Documents;
(12)Sell, lease, transfer, assign or distribute any interest in (A) the Pinnacle Project Company or the Pinnacle Project or any other subsidiary of the Company (except as contemplated by the Tax Equity Documents or the Repowering Financing Documents) or (B) any Asset or related group of Assets with a fair market value [***] in the aggregate in one or a related series of transactions, except for (1) the sale of energy, (2) the sale of RECs (3) otherwise in the ordinary course of the Pinnacle Project Company’s business and in accordance with the applicable Tax Equity Documents and the Repowering Financing Documents, (4) as contemplated in the Repowering TSA, or (5) as required under any security agreement in connection with a borrowing permitted hereunder;
(13)Guarantee in the name or on behalf of the Company or the Pinnacle Project Company or any other subsidiary of the Company, the payment of money or the performance of any contract or other obligation of any Person except, (A) with respect to the Tax Equity Documents and the Repowering Financing Documents, for responsibilities customarily assumed under operating agreements considered standard in the wind power industry, or (B) guarantees made by Pinnacle Holdco or the Pinnacle Project Company for performance by the Borrower of its obligations under a borrowing permitted hereunder;
(14)Amend the Approved Budget or the Construction Budget to increase projected expenditures or expend funds in excess of the Approved Budget or the Construction Budget for any Fiscal Year, except for (A) amendments or expenditures that do not increase the aggregate spending under the Approved Budget above [***] of the aggregate expense amount reflected in the Approved Budget for the Fiscal Year, (B) with respect to the Pinnacle Project Company, expenditures that, after taking into account amounts theretofore paid in such Fiscal Year, do not exceed [***] the amount budgeted to be expended in such Fiscal Year in the Approved Budget for the Pinnacle Project Company, (C) expenditures required to be made under Tax Equity Documents and Repowering Financing Documents and (D) in connection with the Tax Equity Financing and the Repowering Financing Documents;
(15)Merge or consolidate the Company or the Pinnacle Project Company or any other subsidiary of the Company with any Member or other Person or entity, convert the Company or either Pinnacle Project Company or any other subsidiary of the Company to a general partnership or other entity, or agree to an exchange of interests with any other Person, or acquire all or substantially all of the assets, stock or interests of any other Person other than as contemplated by the Tax Equity Financing or the Repowering Financing Documents;
(16)Compromise or settle any lawsuit, administrative matter or other dispute where the amount the Company or the Pinnacle Project Company or any other subsidiary of the Company may recover or might be obligated to pay, as applicable, is in excess of $[***] in the aggregate, or which includes consent to the award of an injunction, specific performance or other equitable relief;
(17)Admit any additional Member to the Company except pursuant to the Tax Equity Financing or as permitted under Article IX hereof, cause any additional member to be admitted to a Tax Equity Entity or the Pinnacle Project Company or any other subsidiary of the Company except pursuant to the Tax Equity Financing, the Repowering Construction Financing and in accordance with the Pinnacle Project Company’s (or such other subsidiary’s) operating agreement, or otherwise issue, or permit the issuance of, any additional membership interests in the Company or the Pinnacle Project Company or any other subsidiary of the Company except pursuant to the Tax Equity Financing, the Repowering Construction Financing and except in accordance with the Pinnacle Project Company’s (or other subsidiary’s) operating agreement; provided that the Manager may not permit the issuance of additional Class A Units at any time during the term of this Agreement without having first obtained the Consent of the Class A Members;
(18)(A) Hire any employees, enter into or adopt any bonus, profit sharing, thrift, compensation, option, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or employees of the Company or the Pinnacle Project Company or any other subsidiary of the Company, as the case may be or (B) transfer any Company Assets or the Assets of the Pinnacle Project Company or other subsidiary of the Company to satisfy any liabilities of any Class A Member or its Affiliates arising from ERISA;
(19)Change the Company’s or the Pinnacle Project Company’s or any other subsidiary of the Company’s methods of accounting as in effect on the Effective Date, except as required by GAAP, or take any action, other than reasonable and usual actions in the ordinary course of business or specifically contemplated under the Tax Equity Documents or the Repowering Financing Documents to which it is a party, with respect to accounting policies or procedures, unless required by GAAP;

(20)Take any action that would result in a material breach or an event of default, or that would permit or result in the acceleration of any obligation or termination of any right, under any Transaction Document, which acceleration or termination would cause a Material Adverse Effect;
(21)Enter into: (A) any Transaction Document (other than a power purchase agreement) or any amendment, modification, waiver or termination of any Transaction Document, or organizational document of the Pinnacle Project Company or any other subsidiary of the Company, including the Pinnacle Project Company’s or other subsidiary’s limited liability company agreement, or any Licenses or Permits, (B) any purchase order, notice to proceed or similar arrangement contemplated under any Repowering Project Document, (C) any substitution or replacement of any such document, (D) any Additional Project Document not contemplated by the then current Approved Budget or that could reasonably be expected to have a Material Adverse Effect, (E) any new agreement with an Affiliate other than in accordance with this Agreement or amend any economic provision or otherwise materially amend any existing contract with an Affiliate, or (F) any power purchase agreement which involves more than $1,000,000, or any material amendment, modification, substitution, extension or replacement of such power purchase agreement;
(22)Remove the Master Services Provider or appoint a new Person to act in a similar capacity to the Master Services Provider or consent to or allow the assignment by the Master Services Provider of the agreement pursuant to which the Master Services Provider provides services to the Company, or any of its rights or obligations thereunder, other than to an Affiliate;
(23)Allow the total proceeds borrowed, including, without limitation, borrowings under the Repowering Financing Documents, to at any time exceed an amount equal to the lesser of (a) $[***] and (b) the Construction Budget approved by the lenders under the Repowering Financing Documents. The determination of the Construction Budget shall be made at the time of the financial close of the Pinnacle Project.
(24)Use any insurance proceeds received by the Company or the Pinnacle Project Company following damage to Company property or the Pinnacle Project Company property for any purpose other than restoration or replacement of such property, or, in the case of business interruption or similar insurance, to be treated as Available Cash Flow; provided, that the Consent of the Members shall not be required to use any insurance proceeds as required by the Repowering Financing Documents (as reasonably determined by the Manager);
(25)Cause the Company or cause the Company to cause the Pinnacle Project Company or any other subsidiary of the Company to change its respective legal form, recapitalize, liquidate, wind up or dissolve (other than in accordance with this Agreement), or declare itself Bankrupt;
(26)Cause the Company or the Pinnacle Project Company or any other subsidiary of the Company to hire legal advisors to act on such company’s behalf; provided that all legal advisors currently used by such company as of the Effective Date are approved;

(27)Enter into any agreement prohibiting or restricting the ability of the Company or the Pinnacle Project Company or any other direct or indirect subsidiary of the Company from authorizing or making any distributions to Members (or the members of such entity), other than the Repowering Financing Documents and the Tax Equity Documents; or
(28)Except as otherwise expressly provided in this Agreement, pay, grant, authorize or approve the payment of any compensation to or for the Manager for serving in his or her capacity as Manager.
(iii)Prior to the dissolution of the Company under the terms of this Agreement, the Manager shall devote such time and effort to the Company’s business as may be necessary to adequately promote the interests of the Company and the mutual interests of the Members.
(iv)With respect to any actions described in this Agreement that require the Consent of the Members (including, without limitation, those actions set forth in this Section 6.2), the Manager shall use commercially reasonable efforts to request such consent or approval from each Member no later than thirty (30) days prior to the proposed date for the taking of such action, and such request shall include, to the extent applicable, copies of all material documentation relating to the proposed action. The failure of any Member to deliver a response either approving or disapproving any action requiring the Consent of the Members within the thirty (30) day period after such Member’s receipt of such request shall be deemed such Member’s consent to the proposed action.
Section c.Removal and Election of Manager.
(i)The Manager shall not have a right to resign unless and until a successor manager is elected or appointed as specified under this Section 6.3 and assumes the obligations of the Manager under this Agreement. If the Manager so resigns, the resigning Manager shall reasonably cooperate with the Members and the replacement Manager to effect an orderly transition of responsibilities and duties to the replacement Manager. Such replacement Manager shall be elected by a majority vote of the Class B Members, subject to subparagraph (b) below.
(ii)The Manager will be subject to removal as Manager by Consent of the Members (excluding any Member who is the Manager or an Affiliate of the Manager), if the Manager (in its capacity as Manager or its capacity as Partnership Representative) (i) has engaged in gross negligence, willful misconduct or fraud, (ii) has intentionally violated any Law, or (iii) has performed any action that is in breach or violation of this Agreement or any Transaction Document to which it is a party and that has or is reasonably expected to have a Material Adverse Effect; provided, however, that in the case of this clause (iii), for any breach or violation other than a failure to make a cash distribution when due under this Agreement, the Manager shall have the opportunity to cure such breach or violation within thirty (30) days of receiving notice of such breach; provided, further, that if such breach cannot be cured within such period, and the Manager is proceeding with diligence to cure such breach, the 30-day cure period shall be extended by an additional sixty (60) days, for a total cure period of ninety (90) days; provided, further, that during such cure period the Manager may continue as the Manager (and Partnership Representative). In addition, the Manager shall be removed automatically without further vote, action or notice by any Member in the event of a Bankruptcy of the Manager, the Partnership Representative (if it is an Affiliate of the Manager) or any Member who is an Affiliate of the Manager, unless those Members who are not Affiliates of the Manager elect otherwise upon written notice.
(iii)If the Manager is removed under subparagraph (b) above, the Consent of the Members (excluding any Member who is the Manager or an Affiliate of the Manager) shall be required to elect or appoint a successor Manager to succeed to all the rights, and to perform all of the obligations, set forth for the Manager hereunder. If the Manager is so removed, the removed Manager shall reasonably cooperate with the Members and the replacement Manager to effect an orderly transition of responsibilities and duties to the replacement Manager. The Person selected as the successor Manager shall be an entity that is experienced and reputable in operating wind facilities similar to the Pinnacle Project and shall execute a counterpart to this Agreement.
Section d.Indemnification and Exculpation.
(i)To the fullest extent permitted by Law, the Manager and the Partnership Representative and their respective officers, directors, employees and agents shall be exculpated from, and the Company shall indemnify, from Available Cash Flow, such Persons from and against, all Damages any of them incur by reason of any act or omission performed or omitted by such Person in a manner reasonably believed to be consistent with its rights and obligations under Law and this Agreement; [***].
(ii)To the fullest extent permitted by Law, reasonable and documented expenses to be incurred by an indemnified Person under this Section 6.4 shall, from time to time, be advanced by the Company prior to the final disposition of any matter upon receipt by the Company of an undertaking from a Person with sufficient credit capacity to repay such amount if it shall be determined that the indemnified Person is not entitled to be indemnified under this Agreement.
(iii)Provided that the same is reflected in the Approved Budget, the Company may purchase and maintain insurance covering Damages as may be asserted or awarded against the Persons indemnified hereunder, whether or not the Company would have the obligation to indemnify the Person against liability for such Damages under the provisions of this Section 6.4.
(iv)Monies to fund the indemnification obligations hereunder (including advances under Section 6.4(b)) shall, (i) until the Tax Equity Funding Date, be sourced from Available Cash Flow, and (ii) thereafter shall be sourced by Capital Contributions from the Members pro rata based on their respective Specified Share (and shall not limit the ability of the Company to make distributions from Available Cash Flow pursuant to Section 5.1(a)).
Section e.Company Reimbursement; Fund Formation Expenses.
The Company shall directly pay and reimburse the Manager for all Company Reimbursable Expenses incurred from time to time.
Section f.Officers.

(i)Number. The officers of the Company shall be a President, a Secretary and any number of Vice Presidents or Assistant Secretaries or other officers (each an “Officer” and collectively “Officers”) as may be elected by the Manager. Any two (2) or more offices may be held by the same person.
(ii)Election and Term of Office. The Officers of the Company shall be elected or appointed by the Manager. Vacancies may be filled or new offices created and filled by the Manager. Each Officer shall hold office until his successor shall have been duly elected or appointed or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Election of an Officer shall not of itself create contract rights.
(iii)Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Manager for the unexpired portion of the term.
(iv)Removal. Any Officer elected or appointed by the Manager may be removed by the Manager whenever in its judgment the best interests of the Company would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.
(v)Duties; Standard of Care. Each Officer is only authorized to perform the duties specifically enumerated herein or as may be specifically assigned to such Officer in accordance with the terms of this Agreement. Each Officer shall be subject to the same standard of care applicable to the Manager as set forth in Section 6.2(a) in carrying out any of their relevant duties whatsoever and shall be required to obtain the necessary prior consents for actions specified in Section 6.2(b).
(vi)Indemnification of Officers. To the greatest extent allowed by the Act, the Officers shall not be liable to the Company or any Member because any taxing authorities disallow or adjust income, deduction or credits in the Company tax returns. Furthermore, the Officers shall not have any liability for the repayment of the capital contributions of any Member. In addition, the doing of any act or the omission to do any act by the Officers the effect of which may cause or result in loss or damage to the Company, if done in good faith and otherwise in accordance with the terms of this Agreement, shall not subject the Officers or their successors and assigns to any liability to the greatest extent allowed by the Act. To the greatest extent allowed by the Act, the Company will indemnify and hold harmless the Officers and their successors, delegees and assigns from any claim, loss, expense, liability, action or damage resulting from any such act or omission, including reasonable costs and expenses of litigation and appeal of such litigation (including reasonable fees and expenses of attorneys engaged by any of the Officers in defense of such act or omission), but the Officers shall not be entitled to be indemnified or held harmless due to, or arising from, their fraud, gross negligence, bad faith or willful malfeasance. Provided that the same is reflected in the Approved Budget, the Company may purchase and maintain insurance covering liability as may be asserted or awarded against the Persons indemnified hereunder, whether or not the Company would have the obligation to indemnify the Person against the liability under the provisions hereof. Notwithstanding anything herein to the contrary, (i) the foregoing indemnification is limited to liabilities that are not already covered by any existing insurance policy (whether such policy is owned by the Company or any Affiliate),

(ii) such indemnity will be funded from Available Cash Flow until the Tax Equity Funding Date, and (ii) thereafter shall be sourced by Capital Contributions from the Members pro rata based on their respective Specified Share and shall not limit the ability of the Company to make distributions from Available Cash Flow pursuant to Section 5.1(a).
Section g.Approved Budgets.
The Manager shall prepare or cause to be prepared for each Fiscal Year of the Company and the Pinnacle Project Company an operating budget on a consolidated basis setting forth the anticipated revenues and expenses of the Company and the Pinnacle Project Company for such Fiscal Year. For each Fiscal Year, the Manager shall, not later than the first day of the month preceding the month in which the then current Fiscal Year ends (currently November 1), submit the proposed operating budget for such succeeding Fiscal Year to the Members for their review. If the aggregate expense amount reflected in the proposed operating budget is not more than [***]% above the annual spending projected in the Base Case Model for the applicable Fiscal Year and [***]% above the aggregate expense amount reflected in the Approved Budget for the previous Fiscal Year (and in each case, does not include expenditures exceeding $[***] in aggregate of a type not included in the Base Case Model for the applicable Fiscal Year or in the Approved Budget for the previous Fiscal Year, as the case may be), then the Consent of the Members shall not be required and such proposed operating budget shall be deemed approved by all of the Members. If such Consent of the Members is required and if either the Consent of the Members is received or if no Member objects to such proposed operating budget by the last day of the month preceding the month in which the then current Fiscal Year ends (currently November 30), then not later than such date, such operating budget shall be deemed approved by all of the Members (each budget as attached hereto, approved or deemed approved, an “Approved Budget”). If the Consent of the Members is required and not obtained as provided above, then the Manager shall prepare or cause to be prepared a revised operating budget, which shall be submitted to the Members for their approval as set forth in the preceding sentences, and, upon final approval of such operating budget by the Consent of the Members, such budget shall become an Approved Budget hereunder. To the extent that amounts relating to any items of a proposed budget are not approved, the corresponding amounts for the items in the previous Fiscal Year’s Approved Budget will continue as part of the Approved Budget for such year, until a more current amount for such item is approved in accordance with this Section 6.7. The Manager may from time to time during the Fiscal Year propose to amend the Approved Budget to decrease expected expenditures, or, subject to Section 6.2(b)(xiv), to increase expected expenditures and as so amended, any such amended budget shall be the Approved Budget hereunder.
ARTICLE 7.
RIGHTS AND RESPONSIBILITIES OF MEMBERS
Section a.General.
The rights and responsibilities of the Members shall be as provided in the Delaware Certificate, this Agreement and the Act.

Section b.Member Consent.
Except as provided in Section 6.2(b) and as otherwise expressly provided in this Agreement, the Consent of the Members shall constitute the approval by, or the authorization of, any action by or on behalf of the Company that requires a vote, consent, approval or action of or an election by the Members; provided, that, without the prior written approval of each Member adversely affected thereby, no such consent shall (a) modify the limited liability of a Member; (b) require a Member to provide funds to the Company, by loan, contribution or otherwise (or amend any of the conditions to making any loan or contribution); (c) alter the interest of any Member in Capital Accounts, Company Items, PTCs, distributions of Available Cash Flow; or (d) amend, supplement or otherwise modify Section 6.2(b), or this Section 7.2, or, in each case, any of the definitions of capitalized terms used therein.
Section c.Member Liability.
(i)To the fullest extent permitted under the Act and any other applicable Law as currently or hereafter in effect, no Member shall have any personal liability whatsoever, whether to the Company or to its creditors for the debts, obligations, expenses or liabilities of the Company, whether arising in contract, tort or otherwise, which shall be solely the debts, obligations, expenses or liabilities of the Company, or for any of its losses, in excess of the value of such Member’s Capital Account, except as expressly provided herein.
(ii)A Member shall be liable only to make its Capital Contributions as provided herein and, other than as specifically provided in Section 12.3, shall not be required to restore a deficit balance in its Capital Account. Except as provided in Section 3.3 no Member shall be required to make any additional contributions or to lend any funds to the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members or the Manager for liabilities of the Company.
(iii)To the fullest extent permitted by Law, each Member and its respective officers, directors, managers, employees and attorneys shall be exculpated from, and the Company shall indemnify, defend and hold harmless such Persons from and against, all Damages from Third Parties that result by virtue of the Member’s ownership of its Membership Interest; provided, however, that this indemnity does not apply: (i) to Damages that are attributable to the proven gross negligence, willful misconduct or fraud of such Person, violation of Law or breach of such Member’s obligations under this Agreement, or (ii) to a Member acting in a capacity other than solely as a Member, in the event that any such Claim is asserted against any Member in its capacity in more than one role (such as, for the avoidance of doubt, the Class A Member’s role as Member and Manager).
(iv)To the fullest extent permitted by Law, reasonable and documented expenses actually incurred by an indemnified Person under this Section 7.3 shall, from time to time, be advanced by or on behalf of the Company from Available Cash Flow, prior to the final disposition of any matter upon receipt by the Company of an undertaking from a Person with sufficient credit capacity to repay such amount if it shall be determined that the indemnified Person is not entitled to be indemnified under this Agreement.
Section d.Withdrawal.
Except as otherwise provided in this Agreement, no Member shall be entitled to: (a) voluntarily withdraw or resign from the Company; (b) withdraw any part of such Member’s Capital Contributions from the Company; (c) demand the return of such Member’s Capital Contributions; or (d) receive property other than cash in return for such Member’s Capital Contribution.
Section e.Member Compensation.
No Member shall receive any interest, compensation or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in this Agreement.
Section f.Other Ventures.
Notwithstanding any other provision of this Agreement or any duty existing at law or in equity, the Members and their respective Affiliates at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, including other business ventures competitive with, or of the same type and description as, the Company and the Pinnacle Project Company, independently or with others, as long as such venture does not cause the Pinnacle Project Company to cease to hold any Energy Regulatory Approval or to become subject to regulation under PUHCA, other than with respect to regulations pertaining to maintaining EWG status, in each case with no obligation to offer to the Pinnacle Project Company, the Company, any Member or any of their respective Affiliates the right to participate in, or share the results or profits of, those activities (even if those activities may be made possible or more profitable by reason of the Company’s or the Pinnacle Project Company’s activities), except any activity that would cause a Member to be a Related Party.
Section g.Confidential Information.
(i)With respect to each of the Company, the Members and the Manager, except to the extent necessary for the exercise of its rights and remedies and the performance of its obligations under this Agreement, the Company, such Member and the Manager will not itself use or intentionally disclose (and will not permit the use or disclosure by any of its Affiliates, any of the officers, directors or employees of it or its Affiliates (collectively, “Representatives”), or any of its advisors, counsel and public accountants (collectively, “Advisors”)), directly or indirectly, any of the terms and conditions of the Transaction Documents, this Agreement or other information in respect of the transactions contemplated hereby (“Confidential Information”); provided, that (i) the Company, any such Member, the Manager and its Affiliates, Representatives and Advisors may use and disclose Confidential Information to its Affiliates, Representatives and Advisors and to the Company, any other Member, the Manager and its Affiliates, Representatives and Advisors provided such use or disclosure is in connection with its administration of its interests under this Agreement, (ii) the Company, any such Member, the Manager and its Affiliates, Representatives and Advisors may disclose Confidential Information to any Governmental Authority having jurisdiction over the Company, such Member, the Manager or its Affiliates or as may be required by law, (iii) the Company, any such Member, the Manager and its Affiliates, Representatives and Advisors may use and disclose Confidential Information that (A) has been publicly disclosed or is publicly known (other than by the Company, such Member, the Manager or any of its Affiliates, Representatives or Advisors in breach of this Section 7.7), (B) has come into the possession of the Company, such Member, the Manager or any of its Affiliates, Representatives or Advisors other than from the Company, another Member or a Person acting on such other Member’s behalf or the Manager under circumstances not involving to the knowledge of the Company, such Member or the Manager any breach of any confidentiality obligation, or (C) has been independently developed by the Company, such Member, the Manager or any of its Affiliates, Representatives or Advisors without use of information obtained under this Agreement, (iv) to the extent that such disclosure is (A) required by law, a subpoena or any other applicable legal process or (B) by request of any Governmental Authority having jurisdiction over such Party or its Affiliates, any stock exchange on which such Party’s or its Affiliates Securities are traded or any self-regulatory body having jurisdiction over such Party (including, to the extent applicable, the Financial Industry Regulatory Authority, Inc.), the Company, such Member, the Manager or its Affiliates may disclose Confidential Information provided that in such case the Company, such Member and the Manager shall, unless otherwise prohibited by law, (1) give prompt notice to the Company, the other Members or Manager that such disclosure is or may be required and (2) cooperate in protecting such confidential or proprietary nature of the Confidential Information which must so be disclosed; provided that no such notification shall be required in respect of any disclosure to FERC, any Energy Regulatory Authority or bank, insurance or financial industry regulatory authorities having jurisdiction over the Company, such Member, the Manager or its Affiliates, (v) disclosures to lenders, potential lenders, potential tax equity investors or other Persons providing financing to the Company or the Pinnacle Project Company or any other subsidiary of the Company or to their respective representatives and advisors, the Company, any Member, the Manager or its Affiliates and potential purchasers of equity interests in the Company, the Company, any Member, the Manager or its Affiliates are permitted, any Person to which such Member sells or offers to sell its investment in the Company or any portion thereof, if such Persons have agreed to abide by the terms of this Section 7.7 or have otherwise entered into an agreement with restrictions on disclosure substantially similar to the terms of this Section 7.7 (or in the case of advisors, are otherwise bound by professional or legal obligations of confidentiality), (vi) the Company, any such Member, the Manager and its Affiliates, Representatives and Advisors may disclose Confidential Information, and make such filings, as may be required by this Agreement or the Transaction Documents, (vii) any Member which is an insurance company or an Affiliate thereof may disclose such information to the National Association of Insurance Commissioners and any rating agency requiring access to its portfolio, (viii) any Member and its Affiliates, Representatives and Advisors may disclose Confidential Information relating to the Pinnacle Project (but not Confidential Information relating to any other Member) to lenders, potential lenders, potential tax equity investors or other Persons providing financing to any Person developing or proposing to develop or construct the Pinnacle Project and potential purchasers of equity interests in such Person or potential power or REC purchasers from such Persons, or to any Person in connection with the operation of the Pinnacle Project if, in each case described in this clause (viii), such Persons have agreed to abide by the terms of this Section 7.7 or have otherwise entered into a Contract with restrictions on disclosure substantially the same (and for not less than two (2) years in duration) as the terms of this Section 7.7 (or in the case of Advisors, are otherwise bound by professional or legal obligations of confidentiality), and (ix) any such Member may disclose Confidential Information to the IRS or any state taxing authority in connection with any communication regarding the tax consequences of the Pinnacle Project, the Pinnacle Project Company’s ownership and operation of the Pinnacle Project or such Member’s ownership of an interest in the Company; provided that such Member shall, as soon as practicable, notify the other Members of such disclosure, furnish a copy of any written material provided to the IRS or any state taxing authority to the other Members and, if practicable, afford the other Members reasonable opportunity to comment on the proposed disclosure (but for the avoidance of doubt the other Members will not have the right to consent to such proposed disclosure). A Member’s obligations pursuant to this Article VII shall survive the Transfer of its Units.
(ii)The foregoing obligations shall not apply to the tax treatment or tax structure of the transactions contemplated hereby and each Member (and any employee, representative, or agent of any Member) may disclose to any and all Persons of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all other materials of any kind (including opinions or other tax analysis) that are provided to any Member relating to such tax treatment and tax structure (all such information that may be disclosed being the “Tax Information”). However, any such Tax Information is required to be kept confidential to the extent necessary to comply with any applicable securities laws. The preceding sentences are intended to cause the transactions contemplated hereby not to be treated as having been offered under conditions of confidentiality for purposes of Treasury Regulations Sections 1.6011 4(b)(3) and 301.6111 2(a)(2)(ii) and shall be construed in a manner consistent with such purpose. For purposes of this provision, the Tax Information includes only those facts that may be relevant to understanding the purported or claimed U.S. federal income tax treatment or tax structure of the transactions contemplated hereby and, to eliminate any doubt, therefore specifically does not include information that either reveals or standing alone or in the aggregate with other information so disclosed tends of itself to reveal or allow the recipient of the information to ascertain the identity of the Company or any Member or the Class B Member (or potential member), or any other third parties involved in any of the transactions contemplated hereby or any other potential transactions with any of the foregoing.
(iii)Except as otherwise permitted by this Section 7.7, no Member shall include in a press release or otherwise disclose (other than as required to be included in a filing to FERC, any Energy Regulatory Authority or any bank, insurance or financial industry regulatory authority having jurisdiction over such Member, its affiliates or permitted transferees) the name of any Member as an equity investor or potential equity investor or the name of any tax equity investor without the prior written consent of such Member or such tax equity investor which consent shall not be unreasonably withheld.

(iv)If the Company or any subsidiary thereof is required at any time to make any regulatory filing to the FERC or any Energy Regulatory Authority that identifies by name, or otherwise relates specifically to, any Member or any of its affiliates or permitted transferees, then the Company shall submit (or the Company shall cause its subsidiary to submit) an advance draft of such regulatory filing to such Member or its affiliate or permitted transferee, as applicable, as early as practicable in advance of the specified deadline imposed by FERC or such Energy Regulatory Authority or its regulations. Such Member (or its affiliate or permitted transferee, as applicable) shall have the right to provide comments to such regulatory filing as it relates to such Member (or its affiliate or permitted transferee), and the Company or its subsidiary shall incorporate or accommodate, prior to submitting such filing, such comments timely received. A Member’s failure to promptly provide such comments shall constitute approval of the making of such regulatory filing by the Company or subsidiary thereof.
(v)If any Member is required at any time to make any regulatory filing (other than a filing to any bank, insurance or financial industry regulatory authority having jurisdiction over such Member or its affiliates) that identifies by name, or otherwise relates specifically to, any other Member, then such Member shall submit an advance draft of the relevant portions of such regulatory filing to such other Member. Such other Member shall have the right to provide comments to such regulatory filing as it relates to such other Member, and the Member making such filing shall incorporate or accommodate, prior to submitting such filing, such reasonable comments. The Parties acknowledge and agree that from time to time a Member may be required to submit a regulatory filing or reporting that may be subject to the Freedom of Information Act.
Section h.Company Property.
All property owned by the Company, whether real or personal, tangible or intangible and wherever located, shall be deemed to be owned by the Company, and no Member, individually, shall have any ownership of such property.
ARTICLE 8.
ADMINISTRATIVE AND TAX MATTERS
Section a.Intent for Income Tax Purposes.
The Members intend that the Company be treated as a partnership for federal, state and local income tax purposes and that it be operated in a manner consistent with such treatment, but that the Company not be operated or treated as a “partnership” for any other purpose, including, but not limited to, Section 303 of the Federal Bankruptcy Code, and the provisions of this Agreement may not be construed to suggest otherwise.
Section b.Books and Records; Bank Accounts; Company Procedures.
(i)The Company’s books of account shall be prepared and maintained in accordance with GAAP for the type of business of the Company. The Manager shall cause to be kept, at the principal place of business of the Company, full, proper, complete and accurate ledgers and other books of account and records of all receipts and disbursements and other financial activities of the Company in accordance with prudent business practices and as required by Law, including the following documents:
(1)A copy of the Delaware Certificate and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate has been executed;
(2)Copies of the Company’s and the Pinnacle Project Company’s and each other Company subsidiary’s federal, state and local income tax or information returns and reports, if any, for the six (6) most recent Taxable Years or, if later, until the statute of limitations expires on any IRS, state, or local tax audit of such returns or reports;
(3)Copies of this Agreement and all amendments thereto;
(4)Copies of the formation documents and operating agreement of the Pinnacle Project Company and each other subsidiary of the Company;
(5)Financial statements, including a balance sheet and statements of income (or loss), of the Company for, to the extent applicable, each of the six (6) most recent Fiscal Years, including quarterly and monthly internal financial statements of the Company;
(6)The Company’s books and records for at least the current and, to the extent applicable, the past three (3) Fiscal Years;
(7)the Register;
(8)minutes of meetings of the Members; and
(9)copies of all Transaction Documents.
(ii)The books of account of the Company shall be (i) maintained on the basis of a Fiscal Year and (ii) maintained on an accrual basis in accordance with GAAP.
(iii)Funds of the Company shall be deposited in such banks or other depositories, and withdrawals from any such depository shall be made as determined by the Manager. All monies in bank accounts shall be retained in cash or invested in Permitted Investments.
(iv)The Manager shall cause the Company to maintain its existence separate and distinct from any other Person, including causing the Company to take the following actions:
(1)maintaining in full effect its existence, rights and franchises as a limited liability company under the laws of its jurisdiction of formation and obtaining and preserving its qualification to do business in each jurisdiction in which such qualification is or will be necessary to protect the validity and enforceability of its applicable operating agreement and each other Contract necessary or appropriate to properly administer its applicable operating agreement and permit and effectuate the transactions contemplated in its applicable operating agreement;
(2)conducting its affairs separately from those of the Manager and its Affiliates and maintaining accurate and separate books and records;
(3)acting solely in its own limited liability company name and not that of any other Person, including the Manager and its Affiliates;
(4)not holding itself out as having agreed to pay, or as being liable for, the obligations of any other Person;
(5)not commingling its Assets with those of any other Person;
(6)observing all limited liability company formalities required in this Agreement and the Delaware Certificate;
(7)paying the salaries of its own employees, if any;
(8)not acquiring obligations of its Members, the Manager or their respective Affiliates;
(9)holding itself out as a separate entity; and
(10)correcting any known misunderstanding regarding its separate identity.
Section c.Information and Access Rights.
The Members and their respective agents also will have the right, at their sole risk and expense and upon reasonable prior notice to the Manager, to inspect the Pinnacle Project, and the Company’s Assets at any time and to audit, examine and make copies of all relevant documents, books and records of the Company no more than twice per Taxable Year. Any such inspection will be conducted during normal business hours and so as not to unreasonably interfere with the business of the Manager. The foregoing rights may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. Any inspection of Pinnacle Project shall be subject to all restrictions and conditions included in the operating agreement of the Pinnacle Project Company.
Section d.Reports.
The Manager shall, at the Company’s expense, deliver, or caused to be delivered, to each Member, the following reports, information and consolidated financial statements for the Company and its consolidated subsidiaries, at the times indicated below:

(i)Annually, within [***] days after the end of each Fiscal Year (and, for the avoidance of doubt, the first such Fiscal Year for which financial statements shall be delivered shall be the Fiscal Year ending December 31, 2020), unaudited consolidated financial statements for the Company and its consolidated subsidiaries prepared on a GAAP basis effective as of the end of the immediately-preceding year, including a consolidated balance sheet and consolidated statements of income, Members’ equity and changes in cash flows;
(ii)Quarterly within [***] days after the end of each Fiscal Quarter other than the fourth Fiscal Quarter, unaudited quarterly consolidated financial statements of the Company and its consolidated subsidiaries for the Fiscal Quarter and portion of the Fiscal Year then ended (including a balance sheet, income statement, statement of cash flows and statement of changes in Member’s capital schedule) all in reasonable detail and fairly presenting the consolidated financial position of the Company as of the end of such quarter, prepared on a GAAP basis, subject to lack of footnotes and normal year-end adjustment;
(iii)Promptly following any request therefor, such other reports and information in the possession of the Manager as reasonably requested by the Members and such other reports reasonably requested by and paid for by the requesting Member to the extent external costs are incurred with respect to the preparation of such reports;
(iv)Promptly after such delivery, copies of all material reports or (without duplication of any other provisions of this Section 8.4) material notices delivered to or by the Company or the Pinnacle Project Company or any other subsidiary of the Company under any Transaction Document;
(v)[***] reports detailing for the Company and the Pinnacle Project (i) total expenditures, including Company Reimbursable Expenses, incurred by the Company; (ii) the amount of loan funds remaining under the Repowering Construction Financing; (iii) the amount of Capital Contributions of each Member expended and projected to be required in the ensuing ninety (90) day period; and (iv) the total equity percentages held in the Company by each of the Members at that time and as are projected based upon the aforesaid projected Capital Contributions; and
(vi)Within thirty (30) days after renewal, certificates of insurance evidencing fire, liabilities, workers’ compensation and other forms of insurance owned or held by or on behalf of the Company or the Pinnacle Project Company, and promptly following receipt, any notices of nonpayment of premium, nonrenewal or cancellation; and
(vii)[***], a copy of: (i) any amendment, modification, waiver or termination of any Transaction Documents; (ii) any new, or substitution or replacement of a Transaction Document; (iii) any new Contract between the Company or the Pinnacle Project Company or any other subsidiary of the Company and an Affiliate thereof and any amendment or modification of any existing Contract between the Company or the Pinnacle Project Company or any other subsidiary of the Company and an Affiliate thereof; and (iv) any new Contract having a term in excess of one year, or providing for payments by, or revenues to, the Company or the Pinnacle Project Company or any other subsidiary of the Company [***].

Section e.Permitted Investments.
(i)All cash of the Company may only be invested and reinvested in one of the following investment alternatives (“Permitted Investments”):
(1)Direct obligations of the United States of America (including obligations issued or held in book-entry form on the books of the Department of the Treasury of the United States of America) or obligations the timely payment of the principal of and interest on which are fully guaranteed by the United States of America;
(2)Obligations, debentures, notes or other evidence of Indebtedness issued or guaranteed by any of the following: Export-Import Bank of the United States, Federal Housing Administration or other agency or instrumentality of the United States;
(3)Interest-bearing demand or time deposits (including certificates of deposit) that are either (A) insured by the Federal Deposit Insurance Corporation, or (B) held in banks and savings and loan associations, having general obligations rated at least “A-” or equivalent by S&P and Moody’s, or if not so rated, secured at all times, in the manner and to the extent provided by Law, by collateral security described in clauses (i) or (iii) of this Section 8.5(a), of a market value of no less than the amount of moneys so invested;
(4)Obligations of any state of the United States or any agency or instrumentality of any of the foregoing which are rated at least “AA” by S&P or at least “Aa” by Moody’s;
(5)Commercial paper rated (on the date of acquisition thereof) at least “A-1” or “P-1” or equivalent by S&P or Moody’s, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than ninety (90) days from the date of creation thereof but excluding any such commercial paper issued by any Member or any Affiliate of the Manager;
(6)Money market mutual funds that are registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and operated in accordance with Rule 2a-7 and that at the time of such investment are rated “Aaa” by Moody’s and/or “AAA” by S&P, including such funds for which the Trustee or an affiliate provides investment advice or other services, each of which must have capital in excess of $[***] and at no point in time will aggregate investments under this Section 8.5(a)(vi) constitute more than [***]% of any such fund’s capital; or
(7)Any other investments agreed to by the Members and the Manager.
Section f.Tax Elections.
(i)The Manager shall make the following federal income tax elections on the appropriate Company tax returns:

(1)To the extent permitted under Code Section 706, to elect the calendar year as the Company’s Taxable Year;
(2)To elect the accrual method of accounting;
(3)To elect to amortize any organizational and start-up expenses of the Company ratably over a period of one hundred eighty (180) months as permitted by Code Section 709(b); and
(4)If a valid election to adjust the basis of the Company’s properties under Code Section 754 is not already in effect, to elect and to reelect, as necessary, pursuant to Code Section 754, to adjust the basis of the Company’s properties, including for any Taxable Year in which a distribution of the Company’s property as described in Code Section 734 occurs, or a transfer of a Membership Interest as described in Section 743 of the Code occurs.
The Manager shall not make, or cause the Company or the Pinnacle Project Company or any other subsidiary of the Company (to the extent the Company has (directly or indirectly) management authority for the Pinnacle Project Company or for such subsidiary) to make, any tax election for the Company or the Pinnacle Project Company or any other subsidiary of the Company, except as otherwise provided herein, without the Consent of the Members if such tax election would materially affect the economic consequences to the Class A Members as set forth in the Base Case Model. The Manager, with the Consent of the Members, may elect to extend the time for filing any Company tax return as provided for under the Code and applicable state statutes. Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law. No Member, Manager, officer or agent of the Company is authorized to, or may, file IRS Form 8832 (or alternative or successor form) to elect to have the Company or the Pinnacle Project Company or any other subsidiary of the Company classified as an association taxable as a corporation for federal income tax purposes under Treasury Regulations Section 301.7701-3. The Manager shall, in addition, affirmatively take such action within its control as may be necessary or required to maintain the status of the Company as a partnership for federal, state and local income tax purposes.
Section g.Partnership Representative and Company Tax Filings.
(i)The Class A Member is hereby appointed by the Members as the initial “partnership representative” of the Company pursuant to Section 6223(a) of the Code (the “Partnership Representative"). In the event of resignation or removal of Manager pursuant to Section 6.3, the replacement Manager shall nominate a Member to become the new Partnership Representative and such Member shall become the new Partnership Representative. In the event of any pending tax action, investigation, claim or controversy involving the Company which proposes or may result in an adjustment to any item reported on a federal tax return, the Partnership Representative, shall keep the other Members fully and timely informed by written notice of any audit, administrative or judicial proceedings, meetings or conferences with the IRS or other similar matters that come to its attention in its capacity as Partnership Representative. Furthermore, the Members shall have the right to review and comment on any submissions to the

IRS, and attend and jointly participate in any meetings or conferences with the IRS at their own expense. Each Member agrees to promptly provide to the Partnership Representative any information requested by the Partnership Representative so as to enable the Company to make any election under Section 6225 or 6226 of the Code, comply with any documentation requirements in connection with any such election, and modify any “imputed underpayment” within the meaning of Code Section 6225.
(ii)The Partnership Representative shall not take any action contemplated by Code Sections 6225 through 6234 unless the Partnership Representative has first given the Members timely written notice of the contemplated action. For any issue or matter relating to any Taxable Year, the Partnership Representative shall not, without the consent of each Member, (i) commence a judicial action with respect to a federal income tax matter or appeal any adverse determination of a judicial tribunal; (ii) enter into a settlement agreement with the IRS relating to any Company Item for any Taxable Year; (iii) file any request contemplated in Sections 6225 and 6234 of the Code; or (iv) enter into an agreement extending the period of limitations with respect to the Company. Any cost or expense incurred by the Partnership Representative in connection with its duties, including, if relevant, the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.
(iii)Any taxes, penalties, and interest payable by the Company or any fiscally transparent entity in which the Company owns an interest under Code Sections 6221 through 6235 will be treated as specifically attributable to the Members, and the Partnership Representative will use reasonable best efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as determined by the Partnership Representative; provided, however, that in the event a Member disagrees with the Partnership Representative's allocation of the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest, then the Members and the Partnership Representative shall jointly select an accounting firm to review and determine the appropriate allocation, which allocation shall be binding on the Partnership Representative and the Members. In connection with the foregoing, to the extent that the Company is assessed amounts under Section 6221(a) of the Code, each current or former Member to which the assessment relates will remit to the Company, within thirty (30) days’ written notice by the Partnership Representative, an amount equal to such Member’s allocable share of the assessment, including such Member’s allocable share of any interest imposed on the Company.
(iv)Tax Returns.
(1)Preparation of Tax Returns. The Partnership Representative shall prepare, or cause to be prepared by the Certified Public Accountant, and timely file (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company. Each Member shall furnish to the Partnership Representative all pertinent information in its possession relating to the Company’s operations that is reasonably necessary to enable the Company’s tax returns to be timely prepared and filed.

(2)Furnishing Returns. The Partnership Representative shall use commercially reasonable efforts to furnish to the Members, (A) by no later than March 10th of each year, an estimate of all items of Company income, gain, loss, deduction, and credit (including PTCs) of the Company and the Members’ respective allocable shares thereof expected by the Partnership Representative to be reported on the Tax Return to be filed by the Partnership Representative for the immediately preceding Taxable Year, and (B) by no later than June 30 of each Taxable Year (or, if earlier, thirty (30) days prior to the date on which the Partnership Representative intends to file the Tax Return), the Tax Return proposed to be filed by the Partnership Representative.
(3)Costs of Preparation. The Company shall bear the costs of the preparation and filing of its returns, including the fees of the independent public accounting firm.
(v)The provisions of this Article VIII will survive the termination of the Company or the termination of any Member’s interest in the Company and will remain binding on the Member for the period of time necessary to resolve with the IRS or other federal tax agency any and all federal income tax matters relating to the Company that are subject to Code Sections 6221 through 6235.
(vi)Additional Requirements for an Indemnified Tax Claim.
(1)The Partnership Representative will notify the other Members of (A) any written communication it receives from the IRS, the Pinnacle Project Company, any other subsidiary of the Company, or a Tax Equity Entity that, if sustained may require a Member to make a contribution to the Company or otherwise indemnify another Member or any counterparty to any Tax Equity Document or Pinnacle Project Company (an “Indemnified Tax Claim”).
(2)For any issue or matter relating to any Taxable Year, the Partnership Representative shall not, without the consent of each Member, (i) control any IRS audit (including selection of counsel); (ii) commence a judicial action or appeal any adverse determination of a judicial tribunal; or (iii) enter into a settlement agreement with the IRS, with respect to an Indemnified Claim.
Section h.Financial Accounting.
Each Member may report the transactions contemplated hereby for financial accounting purposes in such manner as the Member and its accountants may determine appropriate.
Section i.Membership Interest Legend.
(i)Until (i) the securities representing ownership of membership interests in the Company are effectively registered under the Securities Act, or (ii) the holder of such securities delivers to the Company a written opinion of counsel of such holder to the effect that such legend is no longer necessary under the Securities Act, the Company will cause each certificate representing its securities to be stamped or otherwise imprinted with the following legend:

THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAW OF ANY STATE. SUCH MEMBERSHIP INTEREST MAY NOT BE SOLD OR TRANSFERRED UNLESS SUBSEQUENTLY REGISTERED OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.
(ii)The Company will also cause each certificate representing its securities to be stamped or otherwise imprinted with the following legend:
THE MEMBERSHIP INTEREST AND UNITS REPRESENTED BY THIS CERTIFICATE ARE, AND SHALL BE, FOR ALL PURPOSES, “CERTIFIED SECURITIES” UNDER AND GOVERNED BY ARTICLE 8 (INCLUDING SECTION 8 103(c) THEREOF) AND ALL OTHER PROVISIONS OF THE UNIFORM COMMERCIAL CODE IN EFFECT FROM TIME TO TIME IN THE STATE OF DELAWARE.
Section j.Representations, Warranties and Covenants of the Members.
Each Member, severally but not jointly, represents, warrants, and with respect to clauses (f) and (g) below, covenants to the Company and each other Member with respect to itself only, that: (I) (x) the following statements are true and correct as of, with respect to the Member, the Effective Date, (y) the following statements are true and correct as of, with respect to any other Person hereafter admitted as a Member pursuant to this Agreement, the date such Person is so admitted as a Member, and (II) with respect to clauses (f) and (g) below, shall be true and correct at all times that such Person is a Member:
(i)It is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
(ii)It has the full right, power and authority to perform its obligations hereunder.
(iii)The execution and delivery of this Agreement by the Member and the consummation by such Member of the transactions contemplated hereby have been duly authorized by all necessary entity action required on the part of such Member, its respective members and their respective managing members (as applicable). This Agreement has been duly executed and delivered by such Member. This Agreement is a legal valid and binding obligation of such Member enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general equitable principles.
(iv)It has such sophistication, knowledge and experience in financial and business matters that it is capable of evaluating the merits, risks and suitability of entering into the Transaction. It is acquiring its Membership Interest for its own account and not as a nominee or agent. It understands its Membership Interest have not been, and will not be, registered under the Securities Act and are being acquired in a transaction not involving a public offering by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of each Member’s investment intent and the accuracy of the Members’ respective representations as expressed herein. It understands that no public market now exists for the Membership Interests or any of the securities of the Company and that neither the Company nor any Member or Affiliate thereof has made any assurances that a public market will ever exist for the Membership Interests or the Company’s securities.
(v)It has discussed the Transaction and the accounting and tax treatment that it intends to accord the Transaction with its independent advisors. It is solely responsible for deciding to enter into the Transaction and has not relied on any other party (save for any representations made in this Agreement), other than its independent advisors, in respect of the accounting or tax treatment to be applied to the Transaction, or the overall suitability of the Transaction. It is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of the Securities Act, and is able to bear the economic risk of losing its entire investment in the Company.
(vi)It will report the Transaction in accordance with this Agreement and its own applicable regulatory requirements, including the accounting and tax treatment to be accorded to the Transaction.
(vii)It is not now and it shall not become a Disqualified Entity or Related Party.
(viii)That no part of the aggregate Capital Contributions made by such Member and used by such Member to acquire any Units, constitutes Assets of any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or other “benefit plan investor” (as defined in U.S. Department of Labor Reg. §§ 2510.3-101 et seq. and Section 3(42) of ERISA) or Assets allocated to any insurance company separate account or general account in which any such employee benefit plan or benefit plan investor (or related trust) has any interest.
(ix)It (or, if it is a disregarded entity for federal income tax purposes, the Person treated for federal income tax purposes as the owner of its assets) is a “United States person” as defined in Section 7701(a)(30) of the Code and is not subject to withholding under Section 1446 of the Code.
(x)It will not take any action or change its status if such action or change would result in a breach of a Company covenant or is otherwise prohibited by the terms of the Transaction Documents.
Section k.Survival.
The representations, warranties and covenants herein shall be continuing agreements of the Members that made them and shall survive the termination of this Agreement and the Company.
ARTICLE 9.
TRANSFERS OF INTERESTS; PURCHASE OPTION

Section a.Transfer Restrictions.
A Member may not Transfer or Encumber all or any portion of its Membership Interest, except in strict accordance with this Article IX. References in this Agreement to Transfers or Encumbrances of a “Membership Interest” shall also refer to Transfers or Encumbrances of a portion of a Membership Interest. Any attempted Transfer or Encumbrance of any Membership Interest, other than in strict accordance with this Article IX, shall be, and is hereby declared, null and void ab initio. The Members agree that a breach of the provisions of this Article IX may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedy at Law) are inadequate in view of (a) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provision and (b) the uniqueness of the Company’s business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Article IX may be enforced by specific performance.
Section b.Permitted Transfers.
A Member may Transfer all or part of its Units (and Membership Interest represented thereby) to a Person that is not a Disqualified Transferee, provided that it satisfies the requirements of Section 9.3. Notwithstanding anything in this Section 9.2 to the contrary, a Transfer upon foreclosure (or in lieu of such foreclosure) under an Encumbrance on such Member’s Units permitted in accordance with Section 9.4 shall not require the approval by the Consent of the Members.
Section c.Conditions to Transfers.
Except as otherwise provided in this Article IX, all Transfers permitted hereby shall be subject to the satisfaction of the following requirements:
(i)Transfer Documents. The following documents shall have been delivered by the Transferring Member to the Manager and each other Member:
(1)Notice. Written notice not less than ten (10) Business Days prior to the proposed effective date of such Transfer.
(2)Transfer Instrument. An instrument executed by the Transferring Member and the Transferee implementing the Transfer, in substantially the form of Exhibit C hereto or such other form that is reasonably satisfactory to the Manager (which approval shall not be unreasonably withheld or delayed) and which contains: (A) the notice address of the Transferee; (B) if applicable, the Parent of the Transferee; (C) the number of Units as to each class of Membership Interest held by the Transferring Member and held by the Transferee after the Transfer (which must total the number of Units as to each class of Membership Interest held by the Transferring Member before the Transfer); (D) the Transferee’s ratification of this Agreement and its confirmation that the representations and warranties in Article VIII applicable to it are true and correct with respect to it; (E) the Transferee’s ratification of the Investment Documents to which the Transferring Member is a party and agreement to be bound by them to the same extent that the Transferring Member was bound by them prior to the Transfer, including the assumptions of all liabilities and obligations thereunder with respect to the Transferred Membership Interest; and (F) representations and warranties by the Transferring Member and its Transferee that the Transfer and the admission of the Transferee as a Member is being made in accordance with all applicable Law, and that the applicable conditions set forth in this Section 9.3 have been satisfied. Upon any such Transfer, the Manager shall update Annex I and the Register appropriately, and shall provide such updated Register to each Member.
(ii)Transaction and Tax Equity Documents. Such Transfer does not breach any provision of any Transaction Document.
(iii)Applicable Law; Securities Law. Such Transfer does not violate any provision of applicable Law, including, without limitation, applicable securities Law.
(iv)Tax Consequences.
(1)Entity Classification. Such Transfer does not cause the Company to be classified as an entity other than a partnership (or cause the Company to be treated as a publicly traded partnership taxable as a corporation) for purposes of the Code.
(2)Related Party. Such Transfer is not to a Person that is related within the meaning of Sections 168(h), 267(b) or 707(b)(1) of the Code to the offtaker and the Transfer will not cause any Member to be related (within the meaning of Sections 168(h), 267(b) or 707(b)(1) of the Code) to the offtaker.
(3)Tax-Exempt Entity. Such Transfer is not to a tax-exempt entity (or, if the transferee is a disregarded entity for federal income tax purposes, the Person treated for federal income tax purposes as the owner of its assets is not a tax-exempt entity) (within the meaning of Section 168(h)(2) of the Code) and such Transfer, in the reasonable determination of the Company, does not present a material risk that any property of the Company or the Pinnacle Project Company or any other subsidiary of the Company would thereby become “tax-exempt use property” within the meaning of Section 168(h)(6) of the Code.
(v)Payment of Expenses. The Transferring Member and the Transferee shall have paid or reimbursed the Company and each Member for all reasonable costs and expenses incurred by the Company and such Members in connection with the Transfer and admission, on or before the tenth (10th) day after the receipt by such Persons of the Company’s or any such Member’s invoice for the amount due.
(vi)No Release. Such Transfer shall not effect a release of the Transferring Member from any liabilities to the Company or the other Members arising from events occurring prior to or in connection with the Transfer.
(vii)Regulatory Matters. Such Transfer shall not result in (a) the Pinnacle Project Company ceasing to be an EWG, (b) the Pinnacle Project Company becoming subject to regulation under

PUHCA other than with respect to regulations pertaining to maintaining EWG status or (c) the Pinnacle Project Company ceasing to hold any other Energy Regulatory Approval.
(viii)Consents and Permits. All consents, approvals and Licenses and Permits with respect to such Transfer shall have been obtained.
(ix)Investment Company Act. Such Transfer does not require the Company to register as an “investment company” under the Investment Company Act of 1940, as amended.
Section d.Encumbrances of Membership Interest.
A Member may Encumber its Membership Interest, and any Parent of a Member may Encumber such Membership Interest indirectly, so long as the instrument creating such Encumbrance provides that any Transfer upon foreclosure of such Encumbrance (or Transfer in lieu of such foreclosure) shall, and the actual Transfer relating to such Encumbrance (whether through foreclosure or in lieu of foreclosure) shall (a) not be to a Disqualified Transferee, (b) shall only be to a Qualified Transferee and (c) otherwise comply with the requirements of Section 9.3. Notwithstanding the foregoing provisions of this Section 9.4 (a) the Members agree to act in a commercially reasonable manner in connection with a financing in which a Member intends to grant a security interest in its Units and take such actions (or refrain from taking such actions) as are reasonably requested by such Member to facilitate the closing of such financing, including reasonably cooperating with such Member to enter into a consent to assignment, provided that such consent to assignment is reasonably acceptable to the Members, with such Member’s financing parties and (b) such Member may Encumber its Membership Interests pursuant to and subject to the terms of any such consent.
Section e.Admission of Transferee as a Member.
Any Transferee in a Transfer permitted under Section 9.2 shall be admitted to the Company as a Member, with the Membership Interest so transferred to such Transferee, to the extent that (a) the Transferring Member making the Transfer has granted the Transferee the Transferring Member’s entire Membership Interest, or, in the case of Transfer of a part of such Member’s Membership Interest, the express right to be so admitted as a Member and (b) such Transfer is effected in strict compliance with Section 9.3.
Section f.[***].
Section g.Terminated Member.
Upon the closing of a Transfer by a Member of all of its Membership Interest in the Company in accordance with this Article IX, the following provisions shall apply to the Transferring Member (now a “Terminated Member”):
(i)The Terminated Member shall cease to be a Member immediately upon the occurrence of such closing.

(ii)The Terminated Member shall no longer be entitled to receive any distributions (including liquidating distributions pursuant to Section 12.2) or allocations from the Company, and it shall not be entitled to exercise any voting or consent rights or to receive any further information (or access to information) from the Company (other than any required tax information).
(iii)The Terminated Member must pay (i) to the Company all amounts owed to the Company by the Terminated Member and (ii) to each other Member all amounts owed to such Member by the Terminated Member.
(iv)The Terminated Member shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Company that accrue prior to the closing.
(v)The Membership Interest, including the Capital Account balance attributable thereto, of the Terminated Member shall be allocated among the applicable Transferees in proportion to the relative Transferred Units acquired by such Transferee.
Section h.Class B Member Matters.
Class B Member agrees that it shall cause [***] to be admitted as a member of Class B Member no later than [***] (the “Outside Admission Date”), and Class B Member shall cause, contemporaneously with such an admission of the [***] as a member to Class B Member, [***] to contribute to Class B Member the Safe Harbor Equipment. Dissolution in accordance with Section 12(a)(iv) shall be the sole and exclusive remedy of the other Members for the failure of the Class B Member to satisfy its obligations under this Section 9.8.
ARTICLE 10.
[RESERVED]
ARTICLE 11.
Indemnification
Section a.Indemnification.
(i)Indemnification by the Class B Member. Subject to the terms and conditions of this Article 11, each Class B Member shall indemnify, defend, reimburse and hold harmless each Class A Member and its respective parent or subsidiary companies, shareholders, partners, members and other Affiliates, and each of their respective officers, directors, managers, employees, attorneys, contractors and agents (collectively, the “Class A Parties”), from and against: (i) any and all assessments, losses, damages, liabilities, judgments, settlements, Taxes, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses, including such fees and expenses at trial and on any appeal), of any nature whatsoever (collectively,

“Damages”) asserted against, resulting to, imposed upon, or incurred by the Class A Parties, directly or indirectly, by reason of or resulting from any breach or failure by the Class B Member of any of its representations, warranties, covenants, obligations or agreements contained in this Agreement or any other Investment Document or any certificate delivered thereunder or hereunder; (ii) Damages asserted against, resulting to, imposed upon, or incurred by the Class A Parties, directly or indirectly, by reason of or resulting from a payment under the Class A TE Guaranty that pertains to a Class B TE Obligation; and (iii) its pro rata share (in accordance with its Class B Units) of the Class B Member’s Specified Share of Damages asserted against, resulting to, imposed upon, or incurred by the Class A Parties, directly or indirectly, by reason of or resulting from a payment under the Class A TE Guaranty that pertains to neither a Class A TE Obligation nor a Class B TE Obligation (collectively, “Class A Claims”). To the extent that any such Damages remain unpaid after a claim has been properly made therefor pursuant to this Section 11.1(a) that is not a bona fide dispute, any distributions otherwise payable to the Class B Members under this Agreement shall be used to satisfy the obligations of each Class B Member hereunder.
(ii)Indemnification by the Class A Member. Subject to the terms and conditions of this Article 11, each Class A Member shall indemnify, defend, reimburse and hold harmless each Class B Member and its respective parent or subsidiary companies, shareholders, partners, members and other Affiliates, and each of their respective officers, directors, managers, employees, attorneys, contractors and agents (collectively, the “Class B Parties” and together with the Class A Parties, the “Indemnified Parties”), from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by the Class B Parties, directly or indirectly, by reason of or resulting from any breach or failure by the Class A Member (whether in its capacity as a Class A Member, the Manager, the Partnership Representative or otherwise) of any of its representations, warranties, covenants, obligations or agreements contained in this Agreement or any other Investment Document or any certificate delivered thereunder or hereunder (collectively, “Class B Claims” and together with the Class A Claims, the “Indemnity Claim”). To the extent that any such Damages remain unpaid after a claim has been properly made therefor pursuant to this Section 11.1(b) that is not a bona fide dispute, any distributions otherwise payable to the Class A Members under this Agreement shall be used to satisfy the obligations of each Class A Member hereunder.
Section b.Procedure for Indemnification.
After receipt by an Indemnified Party under Section 11.1 of notice of the commencement of any action, or any other actual or potential Indemnity Claim, such Indemnified Party shall, if a claim in respect thereof is to be made against a Member (the “Indemnifying Member”), give written notice thereof to such Indemnifying Member. The failure to promptly notify the Indemnifying Member shall not relieve such Indemnifying Member of any liability that it may have to any Indemnified Party with respect to such action; provided that, to the extent that any such failure to provide prompt notice is responsible for an increase in the indemnity obligations of the Indemnifying Member, the Indemnifying Member shall not be responsible for any such increase. In the case of any such action brought against an Indemnified Party for which the Indemnified Party has given written notice to the Indemnifying Member of the commencement thereof, the

Indemnifying Member shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. If the Indemnifying Member elects to assume the defense of such action, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the Indemnifying Member elects not to assume (or fails to assume) the defense of such action, or at any time fails diligently to pursue such defense, the Indemnified Party shall be entitled to assume the defense of such action with counsel of its own choice, at the expense of the Indemnifying Member. If the action is asserted against both the Indemnifying Member and the Indemnified Party and (a) there is a conflict of interests which renders it inappropriate for the same counsel to represent both the Indemnifying Member and the Indemnified Party or (b) such action could reasonably be expected to result in the imposition of criminal liability, the Indemnifying Member shall be responsible for paying for separate counsel for the indemnified party; provided, however, that if there is more than one Indemnified Party and it is practical for all such parties to be represented by common counsel, the Indemnifying Member shall not be responsible for paying for more than one separate firm of attorneys to represent the indemnified parties, regardless of the number of indemnified parties. If the Indemnifying Member elects to assume the defense of such action, (y) no compromise or settlement thereof may be effected by the Indemnifying Member without the indemnified party’s written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Member and (z) the Indemnifying Member shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld) unless the Indemnifying Member has failed to defend such Indemnified Party against such action.
Section c.Exclusivity.
The Parties agree that, (a) except with respect to fraud or willful misconduct, in relation to any breach, default, or nonperformance of any representation, warranty, covenant, or agreement made or entered into by a Member (whether in its capacity as a Member, the Manager, the Partnership Representative or otherwise) pursuant to this Agreement or any certificate, instrument, or document delivered pursuant hereto or arising out of the transactions contemplated herein, the only relief and remedy available to the other Members in respect of Damages fully recoverable and addressed by the payment of money shall be as set forth in this Article 11, but only to the extent properly claimable hereunder and as limited pursuant to this Article 11 or otherwise hereunder. For the avoidance of doubt, no Party has waived any rights to pursue equitable remedies under this Agreement or the other Investment Documents.
Section d.No Right of Contribution.
After the Effective Date, the Company shall have no liability to indemnify a Member on account of the breach of any representation or warranty or the nonfulfillment of any covenant or agreement of the Company; and no Member shall have any right of contribution against the Company.
Section e.Limitation on Liability.

The indemnification obligations pursuant to this Article 11 shall be subject to the following limitations:
(i)Damages paid pursuant to this Article 11 shall be treated as a non-taxable adjustment to purchase price or return of capital for federal income tax purposes unless the Class A Member receives an opinion at a “more likely than not” level or higher from a nationally-recognized law firm that such amount is taxable. If such opinion is received, Damages paid pursuant to this Article 11 shall be grossed- up and paid on an After-Tax Basis. To the extent an Indemnified Party subsequently recovers all or a part of the Damages indemnified under this Article 11, the Indemnified Party shall promptly refund the applicable Member(s) that paid such Damages the recovered Damages on an After-Tax Basis; provided that any such refund shall not exceed the original amount paid to the Indemnified Party by the applicable Member(s) (on an After-Tax Basis) hereunder.
(ii)The indemnification obligations under this Article 11 shall be limited to actual Damages and shall not include special, incidental, consequential, indirect, punitive, or exemplary Damages (including lost profits and damages for a lost opportunity); provided, that any incidental, consequential, indirect, punitive, or exemplary Damages recovered by a third party (including Governmental Authorities) against a Person entitled to indemnity pursuant to this Article 11 shall be included in the Damages recoverable under such indemnity.
Section f.Entire Agreement.
Article 11 of this Agreement constitutes the entire agreement and understanding of the parties with respect to indemnification hereunder.
ARTICLE 12.
DISSOLUTION, LIQUIDATION AND TERMINATION
Section a.Dissolution.
(i)The Company will dissolve and its business and affairs will be wound up on the first to occur of the following (the “Liquidating Events”):
(1)The unanimous consent of the Members to dissolve the Company;
(2)Any other event upon the occurrence of which dissolution is required by the Act (that the Act does not allow to be waived by agreement of the Parties), unless, to the extent permitted by the Act, Members (other than the Member with respect to which such event occurs) unanimously elect in writing, within ninety (90) days of the date such event described in this Section 12.1(a)(ii) occurs, to continue the business of the Company, in which case the Company will not dissolve;
(3)The sale, transfer or other disposition by the Company of all or substantially all of its business and Assets; or

(4)If the [***] is not admitted as a member of Class B Member and the Safe Harbor Equipment is not contributed to the Company on or before the Outside Admission Date.
(ii)Each Member agrees that, to the fullest extent permitted by Law, it will not dissolve itself or the Company or withdraw from the Company except as set forth in Section 12.1(a).
Section b.Liquidation and Termination.
(i)On dissolution of the Company, the Manager shall, with the Consent of the Members, act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided in this Agreement. The costs of liquidation will be borne as a Company Reimbursable Expense. Until final distribution, the liquidator shall continue to operate the Company with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:
(1)As promptly as reasonably practicable after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by the Certified Public Accountant of the Company’s Assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.
(2)The liquidator shall pay from Company funds all of the debts and liabilities of the Company or otherwise make adequate provision for them (including the establishment of a cash escrow fund for contingent, conditional or unmatured liabilities in such amount and for such term as the liquidator may reasonably determine).
(3)With respect to the remaining Assets of the Company:
(i)the liquidator shall use all commercially reasonable efforts to obtain the best possible price and may sell any or all Company Assets (subject to any and all restrictions to which the Pinnacle Project is subject), including to the Members at such price, but in no event lower than the Fair Market Value thereof; and
(ii)with respect to all Company Assets that have not been sold, the Values of such Assets shall be determined pursuant to subparagraph (b) of the definition of Value.
(4)Any Company Items of income and gain (including any such items attributable to the disposition or deemed disposition of Assets pursuant to Section 12.2(a)(iii)) for the Taxable Year during which the distribution of liquidation proceeds occurs that have not been allocated pursuant to the Regulatory Allocations shall first be allocated to each Member having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Members, until each Member has been allocated Company Items of income and gain equal to any such deficit balance in its Capital Account and such deficit balance has thereby been eliminated. Any remaining Company Items for such Taxable Year during which the distribution of liquidation proceeds occurs shall be allocated among the Members in such manner as to ensure that, to the greatest extent feasible, following these allocations, the balances in the Capital Accounts of the Members are expected to result in distributions pursuant to Section 12.2(a)(v) in accordance with the sharing ratios set forth in Section 5.1(a)(ii); provided, however, that in the event of a liquidation prior to the Tax Equity Funding Date, any remaining Company Items for such Taxable Year during which the distribution of liquidation proceeds occurs shall be allocated among the Members pro rata in proportion to the balances in the Capital Accounts of the Members at the time of such liquidation; and
(5)After giving effect to all allocations (including those under Section 4.2 and Section 12.2(a)(iv)), all prior distributions (including those under Section 5.1) and all Capital Contributions (including those under Section 3.1, Section 3.2 and Section 3.3) for all periods, all remaining cash and property (including any Available Cash Flow and liquidation proceeds) shall be distributed to the Members in accordance with the positive balances in their Capital Accounts.
(6)Any distribution to the Members in respect of their Capital Accounts pursuant to this Section 12.2 shall be made by the end of the Company taxable year in which a Liquidating Event occurs (or if later, within ninety (90) days after the date of such Liquidating Event).
(ii)The distribution of cash or property to a Member in accordance with the provisions of this Section 12.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member on account of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act.
Section c.Deficit Capital Accounts.
(i)Except as expressly provided in this Section 12.3, no Member shall be obligated to contribute cash to restore a deficit in its Capital Account balance.
(ii)In the event the Class A Member’s interests in the Company are “liquidated” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), if the Class A Member has a deficit Capital Account balance in excess of the amount such Class A Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704- 2(g)(1) and 1.704-2(i)(5) (an “Adjusted Deficit Capital Account Balance”), then the Class A Member shall be obligated to pay and restore to the Company cash in an amount equal to such Adjusted Deficit Capital Account Balance by the end of the Taxable Year during which the liquidation of the Company occurs, or if later, within ninety (90) days after the date of such liquidation; provided, however, that such restoration obligation of the Class A Member shall not, under any circumstances be more than its Class A DRO Amount.
(iii)In the event the Class B Member’s interests in the Company are “liquidated” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), if the Class B Member has a

deficit Capital Account balance in excess of the amount such Class B Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704- 2(g)(1) and 1.704-2(i)(5) (an “Adjusted Deficit Capital Account Balance”), then the Class B Member shall be obligated to pay and restore to the Company cash in an amount equal to such Adjusted Deficit Capital Account Balance by the end of the Taxable Year during which the liquidation of the Company occurs, or if later, within ninety (90) days after the date of such liquidation; provided, however, that such restoration obligation of the Class B Member shall not, under any circumstances be more than its Class B DRO Amount.
Section d.Termination.
On completion of the satisfaction of liabilities and distribution of Assets as provided in this Agreement, the Manager (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware and cancel any other filings made as provided in Section 2.1, and shall take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the term of the Company shall end), except as may be otherwise provided by the Act or other applicable Law. All costs and expenses in fulfilling the obligations under this Section 12.4 shall be borne by the Company.
ARTICLE 13.
GENERAL PROVISIONS
Section a.Offset.
Whenever the Company (or another Person on behalf of the Company) is to pay any sum to any Member, any amounts then owed by such Member to the Company may be deducted from such sum before payment, provided that no Member’s obligation to make Capital Contributions may be deducted from any payment amounts without such Member’s consent.
Section b.Notices.
All notices, consents, demands, requests or other communications which may be or are required to be given under this Agreement shall be in writing and shall (a) be sent by overnight courier, facsimile, electronic mail or United States mail, addressed to the recipient, postage paid, and registered or certified, return receipt requested, or delivered to the recipient in person and (b) be sent or delivered, in each case, at the addresses set forth on the signature page of this Agreement or such other address as a Member may specify by notice to the Company and the other Members; provided, that any financial models or reports required to be delivered under this Agreement shall be emailed to [***] and additionally, may be uploaded to a data site mutually agreed to by the Members. Any notice, request or consent to the Company must be given to the Manager. Notices, consents, demands, requests and other communications shall be deemed effective or served on the date of receipt at the address of the Person to receive it.
Section c.Counterparts.

This Agreement may be executed in one or more counterparts, each bearing the signatures of one or more Members. Each such counterpart shall be considered an original and all of such counterparts shall constitute a single agreement binding all the parties as if all had signed a single document. Facsimile, electronic mail or pdf signatures shall be accepted as original signatures for purposes of this Agreement.
Section d.Governing Law and Severability.
This Agreement shall be construed, interpreted and enforced in accordance with the internal laws and decisions of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions of any other state or jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Delaware. If any provision of this Agreement shall be contrary to any other applicable Law, at the present time or in the future, such provision shall be deemed null and void, but this shall not affect the legality of the remaining provisions of this Agreement. This Agreement shall be deemed to be modified and amended so as to be in compliance with applicable Law and this Agreement shall then be construed in such a way as will best serve the intention of the Parties at the time of the execution of this Agreement.
Section e.Entire Agreement.
This Agreement, including any Annexes, Schedules and Exhibits, together with the other Investment Documents, constitutes the entire agreement among the Members regarding the terms and operations of the Company, except as amended in writing pursuant to the requirements of this Agreement, and supersedes all prior and contemporaneous agreements, statements, understandings and representations of the Parties.
Section f.Effect of Waiver or Consent.
A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations under this Agreement, or any Investment Document is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement, or any Investment Document. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to its obligations under this Agreement, or any Investment Document, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute of limitations period has run.
Section g.Amendment or Modification.
Except as otherwise provided herein, this Agreement may be amended or modified from time to time only by a written instrument executed by all Members.
Section h.Binding Effect.

Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Members and their respective legal representatives, permitted successors and permitted assigns.
Section i.Further Assurances.
In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions contemplated here, including all filing, recording, publishing and other acts appropriate to comply with all requirements for the operation of a limited liability company under the laws of all jurisdictions where the Company shall conduct business.
Section j.Jurisdiction.
The Parties agree to submit to the exclusive jurisdiction of the Supreme Court of the State of New York and the Federal District Court located in the Borough of Manhattan, State of New York, and any court of appeal from either thereof, in connection with any action or other proceeding relating to this Agreement or the transactions contemplated hereby. Each Party irrevocably waives and agrees not to make, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the jurisdiction of any such court or to the laying of venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.
Section k.LIMITATION ON LIABILITY.
Subject to Section 11.5(b) hereof, NO PARTY HERETO NOR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS SHALL BE LIABLE TO ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES (INCLUDING DAMAGES FOR LOST OPPORTUNITY, LOST PROFITS OR REVENUES OR LOSS OF USE OF SUCH PROFITS OR REVENUES) (WHETHER OR NOT THE CLAIM THEREFORE IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER INVESTMENT DOCUMENTS OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR, PROVIDED, HOWEVER, THAT TO THE EXTENT A BREACH RESULTS IN THE LOSS, DISALLOWANCE OR REDUCTION OF PTCS, THE VALUE OF SUCH LOST, DISALLOWED OR REDUCED PTCS SHALL NOT CONSTITUTE SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

CLASS B MEMBER CWSP PINNACLE HOLDING LLC By: Clearway Renew LLC Its: Managing Member By: /s/ Craig Cornelius Name: Craig Cornelius Title: President

CLASS A MEMBER CWEN PINNACLE REPOWERING HOLDCO LLC By: /s/ Christopher S. Sotos Name: Christopher S. Sotos Title: President Address: Attention: Telephone: